                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Section 240.1a-11(c) or Section 240.1a-12


                             SOUTHWEST AIRLINES CO.
                             ----------------------
                (Name of Registrant as Specified in its Charter)



       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (check the appropriate box):

[X]     No fee required
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1)      Title of each class of securities to which transaction applies:

        2)      Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computer pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined.)

        4)      Proposed maximum aggregate value of transaction:

        5)      Total fee paid:

[ ]             Fee paid previously with preliminary materials.

[ [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                1)      Amount previously paid:

                2)      Form, Schedule or Registration Statement No.:

                3)      Filing Party:

                4)      Date Filed:

                                   LETTER TO
                                  SHAREHOLDERS


                                 NOTICE OF 2002
                                 ANNUAL MEETING
                                   AND PROXY
                                   STATEMENT



                                  2001 REPORT
                                TO SHAREHOLDERS



o        Management's Discussion and Analysis

o        Consolidated Financial Statements

                           [SOUTHWEST AIRLINES LOGO]

                             SOUTHWEST AIRLINES CO.

                               PROXY STATEMENT AND

                           2001 REPORT TO SHAREHOLDERS


               "ARE YOU GUYS READY? O.K. LET'S ROLL." Todd Beamer

TO OUR SHAREHOLDERS:

         These heroic words, flung into the macabre face of impending tragedy, were a luminous reflection of the iron character, unquenchable spirit, and inspiring altruism of a noble team leader and player. Todd Beamer's words and actions, in the scarifying context of the horrific events of September 11, helped to galvanize America into a state of "terrible, swift resolve."

         The airline industry was shut down on September 11--and many of our planes, crews, and Customers were required to land, and thereafter stay, in unintended places. Communicating with, and taking care of, those Customers, crews, and aircraft, as well as passengers reserved on flights cancelled, was a herculean task. As the passenger carriers resumed service, reuniting planes and crews "legal to fly" into a coherent passenger schedule was another hugely complex and enormously difficult undertaking. And the FAA and the DOT, reacting swiftly and well to the crisis, were engaged in the process of issuing a veritable cascade of new Security Directives profoundly changing the manner in which Customers, luggage, and airplanes were protected and cleared for flight, thus compelling probably 1,000,000 airline employees to learn, and apply, new security procedures on a daily and, sometimes, hourly basis. Meanwhile, much of our industry was simultaneously and furiously absorbed in: (i) borrowing as much cash as quickly as it could; (ii) deferring or canceling scheduled new aircraft deliveries; (iii) determining how many flights it should cut and how many employees it should lay off, furlough, or put on unpaid leave; (iv) speculating how low its fares might have to be in order to induce passengers to fly, in the aftermath of a devastating terrorist attack occurring in the midst of a recession; and (v) pondering the imponderables of: (a) what new business models it might adopt in radically changed circumstances; (b) the vagaries of Chapter 11 proceedings; and (c) how long its tenuous future might be. For the airline industry, this was not merely Dante's purgatory. It was, indeed, Dante's pure "hell," created in one amazing and tragic day.

         Southwest was well poised, financially, to withstand the potentially devastating hammer blow of September 11. Why? Because for several decades our leadership philosophy has been: we manage in good times so that our Company, and our People, can be job secure and prosper through bad times. This philosophy served our People and our Company well during the holocaustic economic catastrophe that afflicted the airline industry from 1990-94, when the industry, as a totality, lost a cumulative $13 billion and furloughed approximately 120,000 of its employees, while, during that same period, Southwest remained 100 percent job secure and produced profits and Profitsharing for our Employees and Shareholders. Once again, after September 11, our philosophy of managing in good times so as to do well in bad times proved a marvelous prophylactic for our Employees and our Shareholders:

         1. On September 11, Southwest had $1.0 billion in cash and cash equivalents on hand, enabling us to withstand the severe cash flow drain suffered by all passenger airlines upon recommencement of air service post September 11. Liquidity is good, not bad!

         2. On September 11, Southwest had the strongest balance sheet and the highest credit ratings in the American airline industry. As a consequence, we were able to quickly borrow, at reasonable rates, $1.1 billion in order to ensure that we had enough cash on hand to pay our bills; pay our Employees; fund our Employee Profitsharing commitments; make contractually obligated capital expenditures; and guarantee the longevity of our Company and, thus, of our People's livelihoods. A conservative balance sheet and high credit ratings are good, not bad!

         3. On September 11, Southwest had the lowest cost per Available Seat Mile (ASM) flown of any major passenger air carrier. In the sparse ridership, very low-fare airline industry environment subsequent to September 11, our low costs enabled us to compete effectively by offering extremely low fares, while simultaneously reestablishing a positive cash flow (more cash coming in than going out) and, ultimately, even fourth quarter 2001 profitability. Low costs for producing an ASM are good, not bad!

         On September 11, our Company had the financial wherewithal to withstand and overcome the dire economic emergency with which it, and our nation, were threatened. But what about our Southwest People, as a whole? How would they respond in an atmosphere of incredulity, fear, sadness, uncertainty, and grave economic jeopardy for themselves and their Company? Here is how they responded:

                     "Are you guys ready? O.K. LET'S ROLL."

         While still grieving over the events and losses of September 11, our People returned to work with tears in their eyes but resolve in their hearts. They speedily reassembled our airline, after it had been shut down, and got it flowing smoothly again. In a national and Company emergency, they put aside petty complaints and miniscule concerns and both learned, and endured, the multitude of complicated new security measures and procedures mandated by our federal government. And despite the stress and strain of the post September 11 airline industry environment, they smiled, and cared, for their internal and external Customers, while providing superb Customer Service in their usual spirited, joyful, open, warm-hearted, and humanitarian way.

         The combination of farsighted, rather than nearsighted, Company philosophies and policies and of the Southwest People, who are strong, resolved, dedicated, empathetic, resilient and also farsighted, rather than nearsighted, in their thoughts and actions, brought about the following proud results for Southwest in the post September 11 period:

         1. Southwest operated 100 percent of its aircraft capacity and provided 100 percent job security, with no loss of pay for its People from layoffs, furloughs, or unpaid leaves and with no fear by its People of having to reduce their pay or benefits;

         2. Southwest was able to fund its year 2000 Employee Profitsharing and fourth quarter 2001 Employee savings plans obligations in the amount of $197.5 million;

         3. Southwest inaugurated service to Southern Virginia through Norfolk;

         4. Southwest announced additional nonstop service between the following cities, utilizing two previously deferred new aircraft deliveries: Baltimore/Washington to Manchester, Orlando, and Ft. Lauderdale; and Long Island Islip to Orlando and Ft. Lauderdale;

         5. Southwest prepared to implement its first nonstop flights between Chicago's Midway Airport and both Seattle and Oakland, utilizing four previously deferred new aircraft deliveries;

         6. Year over year, Southwest's fourth quarter 2001 ASM capacity increased by 6.4 percent;

         7. Southwest's Revenue Passenger Mile (RPM) share of the U.S. domestic air passenger market increased by about 2.0 percent in fourth quarter 2001;

         8. Excluding fuel costs (which dropped) and despite greatly increased expenses for added security measures and insurance coverage, Southwest reduced its fourth quarter operating expenses per ASM by 2.5 percent;

         9. Southwest reported a profit of $511.1 million for the year 2001 (including federal grants and special charges) or $412.9 million (excluding federal grants, special charges and their related effects), and amended its Profitsharing Plan in order to pay all of its qualified Employees Profitsharing calculated on the higher ($511.1 million), rather than the lower ($412.9 million), profit figure;

         10. Southwest actually reported a profit of $63.5 million for fourth quarter 2001 (including federal grants and special charges) or $32.4 million (excluding federal grants, special charges, and their related effects); and

         11. Based upon all of the above occurrences and the market's concomitant faith in a prosperous future for Southwest Airlines, the price of our stock rose, rather than fell, subsequent to September 11.

         Including federal grants and special charges, our annual net income declined 18.2 percent to $511.1 million in 2001 (before the cumulative effect of a change in accounting principle in 2000), and excluding such grants, charges, and their related effects, our net income declined 34.0 percent to $412.9 million. Seldom does such a significant decline in earnings provide cause for rejoicing on the part of Employees and Shareholders, but, in the case of 2001, it both does and should. Including federal grants and special charges, the other major carriers lost a cumulative total of $7.8 billion in all of 2001 and a cumulative total of $3.3 billion in fourth quarter 2001 alone, reputedly also "furloughing" up to 100,000 employees without pay.

         The year 2002 will, in the words of Winston Churchill, demand the expenditure of "blood, toil, tears, and sweat" as our airline and our nation endeavor to recover from the heartrending catastrophe of September 11, which also deepened an already existing domestic economic recession and resulted in the imposition of additional security costs upon our industry as well as enhanced airport processing time upon our industry's Customers.

         We are prepared, and our valorous, good-hearted, and united People are determined that, together, as one, we shall overcome any obstacle and conquer every adversity, and that our magnificent Canyon Blue Boeings will fly at the forefront of our industry as it recovers from the ravages of 2001.

         For 2002, our wonderful People's brave hearts will be both informed and inspired by Todd Beamer's brave words--and his devotion to the concept of duty with honor:

                                            "LET'S ROLL."

                                            Most sincerely,


         Herbert D. Kelleher       James F. Parker             Colleen C. Barrett
         Chairman of the Board     Vice Chairman and CEO       President and Chief Operating Officer



                                            February 1, 2002

                           [SOUTHWEST AIRLINES LOGO]


                             SOUTHWEST AIRLINES CO.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                             Wednesday, May 15, 2002


To the Shareholders:

         The Annual Meeting of the Shareholders of Southwest Airlines Co. (the "Company" or "Southwest") will be held at its corporate headquarters, 2702 Love Field Drive, Dallas, Texas on Wednesday, May 15, 2002, at 10:00 a.m., local time, for the following purposes:

         (1)      to elect four directors;

         (2) to take action on shareholder proposals, if the proposals are presented at the meeting; and

         (3) to transact such other business as may properly come before such meeting.

         March 19, 2002 is the date of record for determining shareholders entitled to receive notice of and to vote at the Annual Meeting.

         Our Annual Meeting will be broadcast live on the Internet. To listen to the broadcast, log on to www.southwest.com at 10:00 a.m., CDT, on May 15, 2002.

         We have made the 2001 Annual Report available to you on the Internet at www.southwest.com (click on "About SWA", "Investor Relations", "Annual Reports").

         If you do not have Internet access and you would like a copy of the 2001 Annual Report, you may request one from the Director of Investor Relations, Southwest Airlines Co., P.O. Box 36611, Dallas, Texas 75235. Additionally, portions of the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission, are attached to this Proxy Statement under the heading "2001 Report to Shareholders."

                                             By Order of the Board of Directors,

                                             Colleen C. Barrett
                                             President, Chief Operating Officer
                                             and Secretary


April 12, 2002

         YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

                             SOUTHWEST AIRLINES CO.
                                 P.O. BOX 36611
                            DALLAS, TEXAS 75235-1611
                                 (214) 792-4000

                                   ----------

                                 PROXY STATEMENT

                                   ----------

                SOLICITATION AND REVOCABILITY OF PROXIES; VOTING

         The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on May 15, 2002, at the Company's corporate headquarters, 2702 Love Field Drive, Dallas, Texas, or any adjournment thereof. The Company will pay the cost of solicitation. In addition to solicitation by mail, solicitation of proxies may be made personally or by telephone by the Company's regular employees, and arrangements will be made with brokerage houses or other custodian's nominees and fiduciaries to send proxies and proxy material to their principals. The proxy statement and form of proxy were first mailed to shareholders of the Company on or about April 12, 2002.

         The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by the subsequent execution and submission of a revised proxy, by written notice to the Secretary of the Company, or by voting in person at the meeting. Shares represented by proxy will be voted at the meeting. Cumulative voting is not permitted. An automated system administered by the Company's transfer agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, for purposes of determining the presence or absence of a quorum for the transaction of business. Neither abstentions nor broker non-votes are counted as voted either for or against a proposal. Except as otherwise stated herein, provided a quorum is present, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, the matter is required to approve any matter.

         In some cases, only one proxy statement is being delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. Upon written or oral request, the Company will deliver a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. A shareholder can notify the Company at the above address that it wishes to receive a separate copy of the proxy statement in the future, or alternatively, that it wishes to receive a single copy of the materials instead of multiple copies.

                              ELECTION OF DIRECTORS
                                    (ITEM 1)

         At the Annual Meeting of Shareholders, three directors are to be elected for a three-year term expiring in 2005 or until their respective successors are duly elected and qualified, and one director is to be elected for a one-year term expiring in 2003 or until his successor is duly elected and qualified, each to serve with the six directors whose terms do not expire until later years. Provided a quorum is present at the Annual Meeting, a plurality of the votes cast in person or by proxy by the holders of shares entitled to vote is required to elect directors.

         The persons named in the enclosed proxy have been selected as a proxy committee by the directors of the Company, and it is the intention of the proxy committee that, unless otherwise directed therein, proxies will be voted for the election of the nominees listed below. Although the directors of the Company do not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the meeting, the proxy committee will act in accordance with its best judgment.

         The following table sets forth certain information for each nominee and present director of the Company, as of January 1, 2002. Each of the nominees for director named in the following table, except for Mr. Montford, is now serving as a director of the Company. There is no family relationship between any of the directors or between any director and any executive officer of the Company.


         NAME                                                                DIRECTOR SINCE             AGE
         ----                                                                --------------             ---
         Colleen C. Barrett (*)...............................                    2001                   57
         Samuel E. Barshop (**)...............................                    1975                   72
         Gene H. Bishop (**)..................................                    1977                   71
         C. Webb Crockett ....................................                    1994                   68
         William H. Cunningham................................                    2000                   58
         William P. Hobby ....................................                    1990                   69
         Travis C. Johnson ...................................                    1978                   65
         Herbert D. Kelleher..................................                    1967                   71
         Rollin W. King(*)....................................                    1967                   70
         John T. Montford (*).................................                   Nominee                 58
         June M. Morris.......................................                    1994                   71
         James F. Parker(*)...................................                    2001                   55

----------

         (*)  Current Nominee

         (**) Messrs. Barshop and Bishop will retire from the Board of Directors at the 2002 Annual Meeting.

                                CURRENT NOMINEES

         Current nominees are to be reelected for a term expiring in 2005, except Mr. King, whose term will expire in 2003.

         Colleen C. Barrett has been President and Chief Operating Officer of the Company since June 19, 2001, at which time she was also named to the Board of Directors. Prior to that time, Ms. Barrett was Executive Vice President - Customers from 1990 to 2001 and Vice President - Administration from 1986 to 1990. Ms. Barrett has been Secretary of the Company since March 1978.

         Rollin W. King engaged in executive education and consulting as the principal of Rollin King Associates from January 1, 1989 until his retirement on December 31, 1995. He owns and operates King Sporting Agency, Inc.

         James F. Parker has been Vice Chairman of the Board of Directors and Chief Executive Officer of the Company since June 19, 2001. Prior to that time, Mr. Parker was Vice President - General Counsel since 1986.

         John T. Montford has held the title of Senior Vice President - Legislative and Political Affairs for SBC Communications Inc., a global provider of telecommunications products and services, since September 2001. Prior to September 2001, Mr. Montford served as Chancellor of the Texas Tech University System from 1996 to 2001. Mr. Montford served in the Texas Senate from 1983 to 1996. He served as both Chairman of the Senate Finance Committee and Chairman of the Senate State Affairs Committee. He serves as President of the Plum Foundation, a private charitable foundation and is a Director of Fleetwood Enterprises, Inc. He was recently named Chancellor Emeritus of the Texas Tech University System.

                      DIRECTORS WHOSE TERM EXPIRES IN 2003

         Herbert D. Kelleher has been Chairman of the Board of the Company since March 29, 1978. Mr. Kelleher became interim President and Chief Executive Officer of the Company in September 1981, and assumed those offices on a permanent basis in February 1982, relinquishing those titles on June 19, 2001.

         June M. Morris was a founder of Morris Air Corporation ("Morris"). Mrs. Morris was Chief Executive Officer of Morris until its operations were absorbed by Southwest in October 1994, and subsequently she has been principally engaged in private investments. Morris was a domestic airline operating 21 Boeing 737 aircraft until its acquisition by Southwest in December 1993.

         William H. Cunningham, Ph.D., is the James L. Bayless Professor of Marketing at the University of Texas at Austin Red McCombs School of Business. Dr. Cunningham was the Chancellor of the University of Texas System from 1992 to June 2000. He is a director of Jefferson-Pilot Corporation and Introgen Therapeutics, Inc. He is a disinterested director of John Hancock Mutual Funds. Dr. Cunningham joined the Board of an e-learning privately held start-up company, IBT Technologies, in January 2000 as Chairman of the Board. He was named President and CEO in December 2000, resigning those positions in September 2001. He remained as Chairman until December 17, 2001, at which time the company filed for bankruptcy. It is currently being liquidated.

                      DIRECTORS WHOSE TERM EXPIRES IN 2004

         C. Webb Crockett has been a shareholder in the Phoenix, Arizona law firm of Fennemore Craig for more than the past five years. Fennemore Craig has performed services for the Company in the past and may do so in 2002.

         William P. Hobby was lieutenant governor of the State of Texas for 18 years until January 1991. He was Chancellor of the University of Houston System from September 1995 until March 1997. He has been Chairman of Hobby Communications, L.L.C., Houston, Texas, a privately owned company, since January 1997, and was Chairman and CEO of H&C Communications, Inc. (a privately owned broadcasting company) from 1983 until December 1996. He also served as Executive Editor of the Houston Post for more than 20 years.

         Travis C. Johnson was a partner in the El Paso, Texas law firm of Johnson & Bowen for more than five years prior to 2001. Since January 2001, Mr. Johnson has practiced law as Travis Johnson, Attorney at Law. Mr. Johnson has performed services for the Company in the past and may do so in 2002. Mr. Johnson is a director of Chase Bank of Texas - El Paso.

BOARD COMMITTEES

         The Board of Directors has appointed an Audit Committee consisting of Messrs. Barshop, Bishop, Crockett, Cunningham, Hobby, Johnson (Chairman), King and Mrs. Morris. The Audit Committee held six meetings during 2001. Pursuant to the Audit Committee Charter adopted by the Board of Directors, its principal functions are to give additional assurance that financial information is accurate and timely and that it includes all appropriate disclosures; to ascertain the existence of an effective accounting and internal control system; and to oversee the entire audit function, both independent and internal. The Board of Directors of the Company has determined that all of the members of the Audit Committee are "independent", as required and defined by the New York Stock Exchange.

         The Board of Directors has appointed a Compensation Committee consisting of Messrs. Barshop (Chairman), Bishop and Hobby. The Compensation Committee held two meetings during 2001, and otherwise acted by unanimous consent. The Compensation Committee studies, advises and consults with management respecting the compensation of officers of the Company, and administers the Company's stock-based compensation plans. It recommends for the Board's consideration any plan for additional compensation that it deems appropriate.

         The Board of Directors has appointed an Executive Committee consisting of Messrs. Bishop, Kelleher and King to assist the Board in carrying out its duties. The Executive Committee has authority to act for the Board on most matters during the intervals between Board meetings. The Executive Committee held four telephone meetings during 2001, and otherwise acted by unanimous consent.

         The Board of Directors has recently appointed a Nominating Committee consisting of Messrs. Crockett, Cunningham, Hobby, Johnson, King and Mrs. Morris. The Nominating Committee reviews and interviews possible candidates for Board membership and recommends a slate of nominees. See "Other Matters - Notice Requirements" for details on nominations for directors.

         During 2001, each director attended at least 75 percent of the total of the Board and committee meetings that he or she was obligated to attend.

DIRECTORS' FEES

         Directors' fees are paid on an annual basis from May to May in each year. Each director of the Company who is not an officer of the Company was paid $11,300 for the 12-month period ending May 2001 and $11,400 for the 12-month period ending May 2002, for services as a director. During 2001, the Board of Directors held seven meetings and otherwise acted by unanimous consent. In addition, $2,700 (increasing to $2,800 for the 12-month period ending May 2002) was paid for attendance at each meeting of the Board of Directors, and $1,100 (increasing to $1,150 for the 12-month period ending May 2002) for attendance at each meeting of a committee held on the same date as the Board meetings. Members of the Executive Committee receive an additional $5,400 (increasing to $5,500 for the 12-month period ending May 2002) per year for their services on such committee. The Chairman of the Audit and Compensation Committees received annual fees of $4,500 and $2,600, respectively (increasing to $5,000 and $3,000, respectively for the 12-month period ending May 2002). Officers of the Company receive no additional renumeration for serving as directors or on committees of the Board. All Directors' fees were waived by the Directors for the period from September 11, 2001 through December 31, 2001.

         Upon initial election to the Board, non-employee Directors receive a one-time option grant to purchase 10,000 shares of Southwest common stock at the fair market value of such stock on the date of the grant. These awards are made under the 1996 Non-Qualified Stock Option Plan, which is administered by the Compensation Committee of the Board of Directors. These stock options become exercisable over a period of five years from the grant date and have a term of 10 years.

         In 2001, the Board adopted the Southwest Airlines Co. Outside Director Incentive Plan. The purpose of the plan is to align more closely the interests of the non-employee Directors with those of the Company's shareholders and to provide the non-employee Directors with retirement income. To accomplish this purpose, the plan compensates each non-employee Director based on the performance of the Company's Common Stock and defers the receipt of such compensation until after the non-employee Director ceases to be a director of the Company. Pursuant to the plan, on the date of the 2002 Annual Meeting of Shareholders, the Company will grant 750 non-transferable Performance Shares to each non-employee director who has served as a director since at least May 2001. Thereafter, on the date of each Annual Meeting of Shareholders beginning in 2003, the Company will grant 750 Performance Shares to each non-employee director who has served since the previous Annual Meeting. A Performance Share is a unit of value equal to the Fair Market Value of a share of Southwest Common Stock, based on the average closing sale price of the Common Stock as reported on the New York Stock Exchange. On the 30th calendar day following the date a non-employee Director ceases to serve as a director of the Company for any reason, Southwest will pay to such non-employee Director an amount equal to the Fair Market Value of Common Stock during the 30 days preceding such last date of service multiplied by the number of Performance Shares then held by such director. The plan contains provisions contemplating adjustments on changes in capitalization of the Company.

         Upon retirement from the Board of Directors, a Director who has served at least five years as of the date of retirement will receive $35,000 and a Director who has served at least ten years will receive $75,000.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

         At the close of business on March 19, 2002, the record date of those entitled to notice of and to vote at the meeting, there were outstanding 771,105,791 shares of common stock, $1.00 par value, each share of which is entitled to one vote.

CERTAIN BENEFICIAL OWNERS

         The following table sets forth information with respect to persons who, to the Company's knowledge (based on information contained in Schedules 13G filed with the Securities and Exchange Commission with respect to beneficial ownership at December 31, 2001), beneficially own more than 5 percent of the common stock of the Company.


NAME AND ADDRESS OF                                         AMOUNT AND NATURE OF
BENEFICIAL OWNER                                            BENEFICIAL OWNERSHIP               PERCENT OF CLASS
-------------------                                         ---------------------              ----------------

Capital Research and Management Company                        51,870,210(1)                         6.8%
         333 South Hope Street
         Los Angeles, CA  90071


State Street Bank and Trust Company                            90,628,304(2)                        11.8%(3)
         225 Franklin Street
         Boston, MA  02110


----------

(1) As of December 31, 2001, Capital Research and Management Company reported sole dispositive power with respect to 51,870,210 shares, but disclaimed beneficial ownership of any shares of common stock.

(2) As of December 31, 2001, State Street Bank and Trust Company reported sole voting power with respect to 13,673,337 shares, shared voting power with respect to 75,035,952 shares, sole dispositive power with respect to 90,565,950 shares, and shared dispositive power with respect to 62,354 shares.

(3)      State Street Bank and Trust Company reported that it beneficially owned
         9.8 percent of the shares outstanding at year-end in its capacity as trustee of the Southwest Airlines Co. ProfitSharing Plan.

MANAGEMENT

         The following table sets forth as of February 28, 2002, certain information regarding the beneficial ownership of common stock by the directors, each of the executive officers of the Company named in the Summary Compensation Table and by all executive officers and directors as a group.

                                                                NUMBER OF
                                                           BENEFICIALLY OWNED
    NAME OF DIRECTOR, OFFICER OR IDENTITY OF GROUP            SHARES(1)(2)      PERCENT OF CLASS(2)
    ----------------------------------------------         ------------------   -------------------

Colleen C. Barrett(3) .................................          526,595                *
Samuel E. Barshop .....................................          173,055                *
Gene H. Bishop ........................................           77,850                *
C. Webb Crockett(4) ...................................           55,687                *
William H. Cunningham(5) ..............................            4,500                *
William P. Hobby(6) ...................................          210,196                *
Travis C. Johnson .....................................          239,287                *
Herbert D. Kelleher(7) ................................        9,208,684              1.2%
Rollin W. King(8) .....................................          528,186                *
June M. Morris(9) .....................................        1,911,196                *
John G. Denison(10) ...................................          122,409                *
James F. Parker(11) ...................................          639,633                *
Gary C. Kelly(12) .....................................          330,298                *
Jim Wimberly(13) ......................................          326,413                *
Executive Officers and Directors as a Group
(18 persons)(14) ......................................       15,041,019              2.0%

----------

* Less than 1%

(1) Unless otherwise indicated, beneficial owners have sole rather than shared voting and investment power respecting their shares, other than shared rights created under joint tenancy or marital property laws as between the Company's directors and officers and their respective spouses, if any. Such persons also beneficially owned an equal number and percentage of non-exercisable Common Share Purchase Rights of the Company that trade in tandem with its common stock.

(2) The number of shares beneficially owned includes shares that each beneficial owner and the group had the right to acquire within 60 days pursuant to stock options. The percentage for each beneficial owner and for the group is calculated based on the sum of the 770,459,767 shares of common stock outstanding on February 28, 2002 and any shares shown for such beneficial owner or group as subject to stock options and currently exercisable, as if any such stock options had been exercised.

(3) Includes 1,484 shares held for her account under the ProfitSharing Plan with respect to which she has the right to direct the voting and 361,092 shares which Ms. Barrett had the right to acquire within 60 days pursuant to stock options.

(4) Includes 7,500 shares held in a family trust and 43,125 shares that Mr. Crockett had the right to acquire within 60 days pursuant to stock options.

(5) Includes 1,500 shares which Mr. Cunningham had the right to acquire within 60 days pursuant to stock options.

(6) Includes 6,683 shares held by a testamentary trust of which Governor Hobby is a co-trustee.


                                               (footnotes continue on next page)

(7) Includes 3,794,903 shares which Mr. Kelleher had the right to acquire within 60 days pursuant to stock options, 443,817 shares held in trust for unrelated individuals, and 309,180 shares held by a family limited liability company in which Mr. Kelleher's wife has a beneficial interest. Mr. Kelleher disclaims any beneficial interest in the limited liability company shares.

(8) Includes 3,563 shares held by a charitable remainder trust in which Mr. King has a beneficial interest. Mr. King disclaims any beneficial interest in the trust shares.

(9) Includes 1,896,008 shares held by entities over which Ms. Morris has investment and voting power, and 15,188 shares which Ms. Morris had the right to acquire within 60 days pursuant to stock options.

(10) Includes 77,239 shares which Mr. Denison had the right to acquire within 60 days pursuant to stock options.

(11) Includes 3,321 shares held in a trust for Mr. Parker's daughter, 36,454 shares held for his account under the ProfitSharing Plan with respect to which he has the right to direct the voting and 350,363 shares which Mr. Parker had the right to acquire within 60 days pursuant to stock options.

(12) Includes 1,900 shares held in a trust for Mr. Kelly's children and 241,422 shares that Mr. Kelly had the right to acquire within 60 days pursuant to stock options.

(13) Includes 29,046 shares held for his account under the ProfitSharing Plan with respect to which he has the right to direct the voting and 267,732 shares which Mr. Wimberly had the right to acquire within 60 days pursuant to stock options.

(14) Includes 130,194 shares held for the accounts of certain officers under the ProfitSharing Plan with respect to which such persons have the right to direct voting. All information with respect to the ProfitSharing Plan is based on a statement dated December 31, 2001.

                        EXECUTIVE OFFICERS OF THE COMPANY

         As of February 28, 2002, the executive officers of Southwest, their positions, and their respective ages were as follows:


                NAME                                               POSITION                               AGE
                ----                                               --------                               ---
James F. Parker                       Vice Chairman of the Board and  Chief Executive Officer             55
Colleen C. Barrett                    Director, President, Chief Operating Officer and Secretary          57
Donna D. Conover                      Executive Vice President- Customer Service                          49
Gary C. Kelly                         Executive Vice President and Chief Financial Officer                46
James C. Wimberly                     Executive Vice President- Chief Operations Officer                  49
Joyce C. Rogge                        Senior Vice President - Marketing                                   44
Ron Ricks                             Vice President-Governmental Affairs                                 52
Dave Ridley                           Vice President-Ground Operations                                    49

      Executive officers are elected annually at the first meeting of Southwest's Board of Directors following the annual meeting of shareholders or appointed by the President pursuant to Board authorization. Each of the above individuals has worked for Southwest Airlines Co. for more than the past five years.

                       COMPENSATION OF EXECUTIVE OFFICERS

         The following table discloses compensation for services rendered by the Company's Chief Executive Officer and the four remaining most highly paid executive officers during the three fiscal years ended December 31, 2001.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                                                                    COMPENSATION
                                                  ANNUAL COMPENSATION (1)              AWARDS
                                             ----------------------------------     ------------
                                                                                     SECURITIES         ALL OTHER
                                                                                     UNDERLYING        COMPENSATION
      NAME AND PRINCIPAL POSITION*           YEAR      SALARY($)   BONUS($)(2)       OPTIONS(#)           ($)(3)
--------------------------------------       ----      ---------   -----------      ------------       -------------
Herbert D. Kelleher                          2001      $ 356,250     $ 196,000         555,844         $  86,272
                                             2000        447,708       172,000          21,283           116,222
                                             1999        395,000       172,000          10,465            99,662

James F. Parker                              2001      $ 198,335     $ 345,000         195,000         $  77,127
                                             2000        207,802       163,000          33,302            33,887
                                             1999        199,270       199,000          32,290            29,099

Colleen C. Barrett                           2001      $ 219,790     $ 400,000         172,050         $  86,608
                                             2000        249,149       275,000          42,267            34,074
                                             1999        234,432       252,000          50,486            29,108

Gary C. Kelly                                2001      $ 213,246     $ 197,000          21,500         $  31,308
                                             2000        180,993       146,000          33,001            33,542
                                             1999        169,152       127,000          34,513            28,568

John G. Denison                              2001      $ 150,855     $ 375,000          22,050         $  31,890
                                             2000        240,229       250,000          41,021            34,009
                                             1999        230,365       247,000          48,259            29,397

Jim Wimberly - Executive Vice President,     2001      $ 213,013     $ 176,000          15,000         $  38,915
     Operations                              2000        186,025       130,000          21,956            28,436
                                             1999        176,237       118,000          29,252            28,207

----------

* On June 19, 2001, Herbert D. Kelleher relinquished his positions as President and Chief Executive Officer of the Company, remaining as Chairman of the Board, and John G. Denison retired as Executive Vice President - Corporate Services. As a result, the following changes in position were made: James F. Parker, formerly Vice President - General Counsel, became Vice Chairman of the Board and Chief Executive Officer; Colleen C. Barrett, formerly Executive Vice President - Customers, became President and Chief Operating Officer as well as Secretary; Gary
         C. Kelly, formerly Vice President Finance and Chief Financial Officer, became Executive Vice President - Chief Financial Officer.

(1) Mr. Kelleher, Mr. Parker and Ms. Barrett voluntarily relinquished their salaries for the period from October 1 through December 31, 2001, in light of the severe financial challenges facing the Company as a result of the terrorist attacks on the United States on September 11, 2001.

                                               (footnotes continue on next page)

(2) Officers' bonuses are paid in January of each year in respect of performance for the prior year. The numbers shown in this column reflect such payments made in January of the specified year.

(3) Consists of amounts contributed by the Company to the Southwest Airlines Co. ProfitSharing Plan, Deferred Compensation Plan and 401(k) Plan in which all employees of the Company are eligible to participate, as well as life insurance premiums. In addition to those amounts, "All Other Compensation" for Mr. Kelleher includes deferred compensation, bearing interest at an annual rate of 10 percent, in an amount equal to Company contributions which would otherwise have been made on behalf of Mr. Kelleher to the ProfitSharing Plan but which exceed the contributions permitted by Federal tax laws, totaling $53,090, $88,520, and $67,526 for 2001, 2000 and 1999, respectively. "All Other Compensation" for Mr. Parker and Ms. Barrett includes deferred compensation, bearing interest at an annual rate of 10 percent, in an amount equal to Company contributions which would otherwise have been made on behalf of each of them to the ProfitSharing Plan but which exceed the contributions permitted by Federal tax laws, totaling $45,355 and $54,643 respectively, for 2001.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table provides information on option grants in 2001 to the named executive officers:



                                                                                      POTENTIAL REALIZABLE VALUE AT ASSUMED
                                                                                    ANNUAL RATES OF STOCK PRICE APPRECIATION
                                INDIVIDUAL GRANTS                                               FOR OPTION TERM(1)
---------------------------------------------------------------------------------   ----------------------------------------
                                             PERCENT OF
                                               TOTAL
                              NUMBER OF       OPTIONS
                             SECURITIES      GRANTED TO
                             UNDERLYING       EMPLOYEES    EXERCISE
                              OPTIONS         IN FISCAL      PRICE     EXPIRATION
         NAME                GRANTED(#)         YEAR       ($/SHARE)      DATE        0%($)        5%($)        10%($)
         ----                ----------      ----------   ----------   ----------   ----------   ----------   ----------

Herbert D. Kelleher(2)          35,282            0.56%   $     1.00   01/01/2011   $  753,271   $1,249,336   $2,010,016
                                35,281            0.56%   $     1.00   01/01/2012   $  753,249   $1,313,512   $2,214,588
                                35,281            0.56%   $     1.00   01/01/2013   $  753,249   $1,380,898   $2,439,328
                               150,000            2.40%   $    22.35   01/01/2011           --   $2,109,000   $5,343,000
                               150,000            2.40%   $    22.35   01/01/2012           --   $2,382,000   $6,213,000
                               150,000            2.40%   $    22.35   01/01/2013           --   $2,668,500   $7,168,500

James F. Parker                 15,000(4)         0.24%   $    21.30   02/15/2011           --   $  201,000   $  509,250
                               180,000(3)         2.88%   $    17.11   06/19/2011           --   $1,936,800   $4,908,600

Colleen C. Barrett              22,050(4)         0.35%   $    21.30   02/15/2011           --   $  295,470   $  748,598
                               150,000(3)         2.40%   $    17.11   06/19/2011           --   $1,614,000   $4,090,500

Gary C. Kelly                   15,000(4)         0.24%   $    21.30   02/15/2011           --   $  201,000   $  509,250
                                 6,500(5)         0.10%   $    17.11   06/19/2011           --   $   69,940   $  177,255

John G. Denison                 22,050(4)         0.35%   $    21.30   02/15/2011           --   $  295,470   $  748,598

Jim Wimberly                    15,000(4)         0.24%   $    21.30   02/15/2011           --   $  201,000   $  509,250

(1) These amounts represent assumed rates of appreciation in market value from the date of grant until the end of the option term, at the rates set by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, in Southwest's stock price. Southwest did not use an alternative formula for a grant date valuation, as it is not aware of any formula that will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(2) These options were granted to Mr. Kelleher pursuant to his Employment Contract dated January 1, 2001. With respect to the options with an exercise price of $22.35, 150,000 vested on each of January 1, 2001 and January 1, 2002 and 150,000 will vest on January 1, 2003. With respect to the options with an exercise price of $1.00, 35,282 vested on January 1, 2001, 35,281 vested on January 1, 2002 and 35,281 will vest on January 1, 2003.

(3) These options were granted to Mr. Parker and Ms. Barrett pursuant to Employment Contracts entered into by Mr. Parker and Ms. Barrett each dated June 19, 2001. The options were granted under the Company's 1996 Non-Qualified Stock Option Plan at fair market value on the date of the grant and are exercisable as follows: one-third on the grant date, one-third on the first anniversary of the grant date and one-third on the second anniversary of the grant date, subject to continued employment.


                                               (footnotes continue on next page)

(4) These options were granted to the named individuals under the Company's 1996 Incentive and Non-Qualified Stock Option Plans at fair market value on the date of the grants and are exercisable as follows: one-third on the grant date, one-third on the first anniversary of the grant date and one-third on the second anniversary of the grant date, subject to continued employment.

(5) These options were granted to Mr. Kelly upon his promotion to Executive Vice President on June 19, 2001. The options were granted under the Company's 1996 Incentive and Non-Qualified Stock Option Plans at fair market value on the date of the grant and are exercisable as follows:
         200 on the date of grant, 300 on June 19, 2002, 400 on June 19, 2003, 500 on June 19, 2004, 600 on June 19, 2005, 700 on June 19, 2006, 800
         on June 19, 2007, 900 on June 19, 2008, 1,000 on June 19, 2009 and
         1,100 on June 19, 2010, subject to continued employment.

         At February 15, 2011, the expiration date of the $21.30 options described above, the stock price for Southwest common stock would be $34.70 or $55.25 per share, assuming annual appreciation rates from February 15, 2001 at 5 percent or 10 percent, respectively. However, if the price of the common stock does not appreciate, the value of these options to the named executives, and the corresponding benefit to all shareholders of the Company, would be zero. All of the preceding appreciation calculations are compounded annually.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

         The following table shows stock option exercises by the named executive officers during 2001. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 2001. Also reported are the values for "in-the-money" options that represent the positive spread between the exercise price of any such existing stock options and the year-end price of the common stock.


                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED IN-THE-
                         SHARES                             OPTIONS AT FISCAL            MONEY OPTIONS AT FISCAL
                        ACQUIRED                               YEAR-END(#)                    YEAR-END ($)(2)
                           ON            VALUE         ----------------------------    -----------------------------
                        EXERCISE        REALIZED       EXERCISABLE    UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
      NAME                 (#)           ($)(1)            (#)             (#)             ($)              ($)
      ----             ------------    ------------    ------------   -------------    ------------    -------------
Herbert D. Kelleher       1,941,069    $ 40,827,146       4,453,612         370,562    $ 64,959,527    $  1,233,424
James F. Parker              81,235    $  1,743,303         326,338         137,001    $  3,113,242    $    221,318
Colleen C. Barrett           74,928    $  1,520,704         435,579         125,200    $  4,538,788    $    222,365
Gary C. Kelly                    --              --         219,323          23,301    $  2,361,599    $     65,549
John G. Denison              41,738    $    408,189          53,456          25,200    $    273,805    $     85,365
Jim Wimberly                 18,225    $    306,180         248,926          16,825    $  2,938,221    $     55,487


(1) Aggregate market value of the shares covered by the option less the aggregate price paid by the executive.

(2) The closing price of the common stock on December 31, 2001, the last trading day of Southwest's fiscal year, was $18.48 per share.

EMPLOYMENT AND OTHER CONTRACTS

         The Company re-employed Herbert D. Kelleher, effective as of January 1, 2001, under a three-year Employment Contract. Mr. Kelleher served as Chairman of the Board, Chief Executive Officer and President until June 19, 2001. Since then, Mr. Kelleher has performed the duties and has the responsibilities given to him by the Board as Chairman, including overseeing the implementation of the Company's current and long-range business policies and programs. During the term of the Employment Contract, Mr. Kelleher will serve as Chairman of the Board and Chairman of the Executive Committee of the Board for as long as he is a member of the Board. The Employment Contract provides for an annual base salary of $450,000, except that in 2001 the Company and Mr. Kelleher agreed that he would receive no salary for the period from October 1, 2001 through December 31, 2001 in light of the severe financial challenges facing the Company as a result of the terrorist attacks on the United States on September 11, 2001. The Employment Contract also provides for additional benefits including: (i) discretionary performance bonuses paid in cash at the times and in the amounts determined by the Board;
(ii) long-term disability insurance providing for disability payments of $8,000 per month to age 73; (iii) reimbursement for medical and dental expenses incurred by Mr. Kelleher and his spouse, and for such expenses for other members of his family to the extent Mr. Kelleher pays in excess of $10,000 per year in such expenses; (iv) deferred compensation bearing interest at 10 percent in an amount equal to any Company contributions which would otherwise have been made on behalf of Mr. Kelleher to the Company ProfitSharing Plan but which exceed maximum annual additions under the Plan on his behalf under federal tax laws; and (v) stock options that vest in equal annual installments during the term of the Employment Contract. The Employment Contract is terminable by Mr. Kelleher within 60 days after the occurrence of a change of control of the Company in which a third party acquires 20 percent or more of the Company's voting securities or a majority of the directors of the Company are replaced as a result of a tender offer or merger, sale of assets or contested election. In the event Mr. Kelleher so terminates his employment, the Employment Contract provides for a lump sum severance payment equal to Mr. Kelleher's unpaid base salary for the remaining term of his Employment Contract plus $750,000.

         The Company employs James F. Parker, effective as of June 19, 2001, under a three-year Employment Contract as Vice Chairman of the Board and Chief Executive Officer. The Employment Contract provides for an annual base salary of $312,000 for the year ending June 19, 2002, except that in 2001 the Company and Mr. Parker agreed that he would receive no salary for the period from October 1, 2001 through December 31, 2001 in light of the severe financial challenges facing the Company as a result of the terrorist attacks on the United States on September 11, 2001. Mr. Parker's annual base salary for the years ending June 19, 2003 and 2004 will be $324,480 and $337,460, respectively. The Employment Contract also provides for additional benefits including: (i) discretionary performance bonuses paid in cash at the times and in the amounts determined by the Board; (ii) long-term disability insurance providing for disability payments of $10,000 per month to age 70; (iii) reimbursement for medical and dental expenses incurred by Mr. Parker and his spouse; (iv) deferred compensation bearing interest at 10 percent in an amount equal to any Company contributions which would otherwise have been made on behalf of Mr. Parker to the Company ProfitSharing Plan but which exceed maximum annual additions under the Plan on his behalf under federal tax laws; and (v) stock options that vest in equal annual installments during the term of the Employment Contract. The Employment Contract is terminable by Mr. Parker within 60 days after the occurrence of a change of control of the Company in which a third party acquires 20 percent or more of the Company's voting securities or a majority of the directors of the Company are replaced as a result of a tender offer or merger, sale of assets or contested election. In the event Mr. Parker so terminates his employment, the Employment Contract provides for a lump sum severance payment equal to Mr. Parker's unpaid base salary for the remaining term of his Employment Contract plus $750,000.

         The Company employs Colleen C. Barrett, effective as of June 19, 2001, under a three-year Employment Contract as President and Chief Operating Officer of the Company. The Employment Contract provides for an annual base salary of $309,000 for the year ending June 19, 2002, except that in 2001 the Company and Ms. Barrett agreed that she would receive no salary for the period from October 1, 2001 through December 31, 2001 in light of the severe financial challenges facing the Company as a result of the terrorist attacks on the United States on September 11, 2001. Ms. Barrett's annual base salary for the years ending June 19, 2003 and 2004 will be $321,360 and $334,215, respectively. The Employment Contract also provides for additional benefits including: (i) discretionary performance bonuses paid in cash at the times and in the amounts determined by the Board; (ii) long-term disability insurance providing for disability payments of $10,000 per month to age 70; (iii) reimbursement for medical and dental expenses incurred by Ms. Barrett; (iv) deferred compensation bearing interest at 10 percent in an amount equal to any Company contributions which would otherwise have been made on behalf of Ms. Barrett to the Company ProfitSharing Plan but which exceed maximum annual additions under the Plan on her behalf under federal tax laws; and (v) stock options that vest in equal annual installments during the term of the Employment Contract. The Employment

Contract is terminable by Ms. Barrett within 60 days after the occurrence of a change of control of the Company in which a third party acquires 20 percent or more of the Company's voting securities or a majority of the directors of the Company are replaced as a result of a tender offer or merger, sale of assets or contested election. In the event Ms. Barrett so terminates her employment, the Employment Contract provides for a lump sum severance payment equal to Ms. Barrett's unpaid base salary for the remaining term of her Employment Contract plus $750,000.

         The Board of Directors of the Company established in 1987 an Executive Service Recognition Plan to permit the Company to continue to attract and retain well-qualified executive personnel and to assure both the Company of continuity of management and its executives of continued employment in the event of any actual or threatened change of control of the Company (defined substantially as described in the following paragraph). As contemplated by the Executive Service Recognition Plan, the Company has entered into employment agreements with each of its current executive officers named in the Summary Compensation Table and certain other executive personnel. The terms of these employment agreements would be invoked only in the event of a change of control. The executives must remain in the employment of the Company for one year after a change of control has occurred. If the executive's employment is terminated other than for cause (as defined), or if the executive terminates employment for good reason (as defined), during the one-year term of employment, then the executive would receive a severance payment equal to a full year's base salary and annual bonus plus a prorated annual bonus for the year of termination. In addition, the executive's welfare benefits would continue for the unexpired portion of his or her one-year term of employment.

         The Board of Directors established in 1988 a Change of Control Severance Pay Plan (the "Severance Pay Plan") to provide for severance payments to qualified employees whose employment with the Company terminates due to certain conditions created by a change in control of the Company (as defined in the Severance Pay Plan). All employees of the Company are participants in the Severance Pay Plan except any officer participating in the Executive Service Recognition Pay Plan and all other employees who are beneficiaries of an enforceable contract with the Company providing for severance payments in the event of a reduction in force or furlough (collective bargaining agreements). Generally, the Severance Pay Plan provides for severance payments, based upon the employee's salary and years of service with the Company, in the event the employee is terminated, other than for cause (as defined in the Severance Pay
Plan), death, voluntary retirement or total and permanent disability, within one year of a "change in control." The employee would also remain eligible for a 12-month extension of coverage under each "welfare benefit" plan of the Company, including medical, dental, etc., as in effect immediately prior to any change in control. For purposes of the Severance Pay Plan, a "change in control" is deemed to have occurred if 20 percent or more of the combined voting power of the Company's outstanding voting securities ordinarily having the right to vote for directors shall have been acquired by a third person or a change in the makeup of the Board of Directors shall have occurred under certain circumstances described in the Severance Pay Plan.

          BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Salary Administration Program for Southwest's non-contract people will be administered in a manner that promotes the attainment by Southwest of reasonable profits on a consistent basis in order to preserve job protection and security for such non-contract people; that promotes and rewards productivity and dedication to the success of Southwest as the collective embodiment of all of its people; that accomplishes internal equity among its people; and that responds pragmatically to the actual influence of external market forces.

                             Southwest Airlines Co.
                          Salary Administration Manual

         The above principles are applied to all Southwest non-contract employees, including executive officers. The Compensation Committee of the Board of Directors reviews the compensation of Southwest's executive officers on an annual basis. The Committee considers the total compensation (both salary and incentives), as well as the recommendation of the Company's Chief Executive Officer, in establishing each element of compensation. Mr. Kelleher, Mr. Parker and Ms. Barrett each have employment contracts with the Company. See "Compensation of Executive Officers - Employment and Other Contracts."

         At current cash compensation levels, the Committee does not expect Internal Revenue Service regulations regarding maximum deductibility of executive compensation to have any application to the Company, except with respect to Mr. Kelleher's Employment Contract, addressed below.

         The principal elements of compensation for Southwest's executive officers are the following:

         Base Salary. As a general rule, base salary for the executive officers of Southwest falls below the salaries for comparable positions in comparably sized companies. The Committee bases this determination on comparative compensation studies for similarly situated businesses; its impression of the prevailing business climate; and the advice of the Company's Chief Executive Officer.

         Annual salary increases, if any, for executive officers as a group are not more, on a percentage basis, than those received by other non-contract employees.

         Annual Incentive Bonus. Only officers of the Company are eligible for annual incentive bonuses. The Committee determines the amount of each bonus at the end of each year.

         In fixing the salary and bonus amounts for 2001, the Committee considered the performance of each individual, his or her level of responsibility within the Company, the Company's profitability, the longevity in office of each officer, and each officer's performance as a team member. In addition, with respect to the bonus amounts, the Committee considered the severe financial challenges faced by the Company as a result of the terrorist attacks on the United States on September 11, 2001. Many officers voluntarily reduced their salaries during November and December 2001. No mathematical weighing formulae were applied with respect to any of these factors. In evaluating an individual's performance, the Committee relied on the recommendation of the Chief Executive Officer, whose recommendation is based on his own perception of such officer's performance.

         The Company does not utilize defined performance targets in establishing compensation, nor does it employ minimum, targeted or maximum amounts of bonuses or total compensation levels for the executive officers and the final determination of compensation is subjective.

         Stock Options. In an effort to bridge the perceived gap between the lower level of cash compensation for Company officers as compared to their peers and to provide a long-term incentive for future performance that aligns officers' interests with shareholders in general, the Company adopted its 1996 Incentive Stock Option Plan and 1996 Non-Qualified Stock Option Plan. The number of options initially granted to an individual, as compared to other Southwest employees, is dependent on the length of service with the Company and individual levels of performance and responsibility. Subsequent grants are based on levels of individual performance. With respect to all options granted, the precise number of shares is determined on a subjective basis. All grants under the Stock Option Plans are at current market value and vest over a number of years, dependent on continued employment. Each grant is made based upon the individual's compensation package for that year, without reference to previous grants. Each of the Stock Option Plans limits the number of options that may be granted to any one individual in any calendar year to 253,125 shares.

         Although it is not contractually obligated to do so, it has been the practice of the Committee on an annual basis to grant additional options to employees (including the named executive officers) who exercise options under the above Stock Option Plans and hold the acquired stock. With respect to 2001, such grants were made on January 1, 2002 in an amount equal to five percent of the number of shares held by the employee as of December 31, 2001 as a result of option exercises. The total options granted on January 1, 2002 were 174,331, of which 36,344 were to named executive officers.

         Kelleher Employment Contract. Effective as of January 1, 2001, Southwest entered into a new three-year employment agreement with Mr. Kelleher. Mr. Kelleher served as Chairman of the Board of Directors, Chief Executive Officer and President of Southwest until June 19, 2001; since then, Mr. Kelleher has served as Chairman of the Board of Directors and will perform duties and have the responsibilities given to him by the Board, including overseeing the implementation of the Company's current and long-range business policies and programs. During the term of the Employment Contract, Mr. Kelleher will serve as Chairman of the Board and Executive Committee of the Board for as long as he is a member of the Board. See "Compensation of Executive Officers - Employment and Other Contracts." Pursuant to his Employment Contract, Mr. Kelleher is to receive a base salary of $450,000 annually, with performance bonuses in amounts and at the times to be determined by the Board of Directors; however, Mr. Kelleher relinquished his salary for the period from October 1 through December 31, 2001, in light of the severe financial challenges facing the Company as a result of the terrorist attacks on the United States on September 11, 2001. In addition, Mr. Kelleher was granted fair market value options to purchase 450,000 shares of Southwest common stock and $1.00 options to purchase 105,844 shares of Southwest common stock, with one-third of each grant vested immediately and the balance vesting in increments of one-third on each of January 1, 2002 and January 1, 2003.

         Mr. Kelleher's base salary is unchanged from the last year of his 1996 Employment Agreement. The Committee relied on a study performed by an independent consultant in determining that Mr. Kelleher's cash compensation for the three-year period covered by his Employment Contract was significantly below the median and the average for comparable positions. The options granted to Mr. Kelleher, in accordance with past practice, were designed to make up the difference between his cash compensation and that received by others in comparable positions, dependent on successful performance by the Company as reflected in the price of its stock.

         The number of options granted to Mr. Kelleher was based on the Committee's review of compensation for similarly situated individuals in the transportation industry, and the Committee's perception of his past and expected future contributions to Southwest's performance over the three-year term of the new contract. At Mr. Kelleher's recommendation, the number of options granted to Mr. Kelleher was significantly below the number recommended by the consultant as necessary to make Mr. Kelleher's contract competitive. The Committee did not consider the amount and value of other options granted to Mr. Kelleher, as those options were granted in connection with employment agreements going back 20 years, and were part of earlier compensation packages. The Company has no target ownership levels for Company equity holdings by executives.

         As a result of the $1 stock options granted to Mr. Kelleher in his Employment Contracts, some portion of Mr. Kelleher's compensation may not be deductible pursuant to current Internal Revenue Service regulations. The Committee believes that it is in the best interests of all shareholders to structure Mr. Kelleher's compensation in a manner consistent with past practices, in a way designed to ensure his continued service to Southwest.

         Parker Employment Contract. Effective as of June 19, 2001, Southwest entered into a three-year employment agreement with Mr. Parker pursuant to which Mr. Parker will serve as Chief Executive Officer of the Company, and so long as he is on the Board of Directors, Vice Chairman of the Board. See "Compensation of Executive Officers - Employment and Other Contracts." Pursuant to his Employment Contract, Mr. Parker will receive an annual base salary of $312,000 for the year ending June 19, 2002, except that in 2001 the Company and Mr. Parker agreed that he would receive no salary for the period from October 1 through December 31 in light of the severe financial challenges facing the Company as a result of the terrorist attacks on the United States on September 11, 2001. Mr. Parker's annual base salary for the years ending June 19, 2003 and 2004 will be $324,480 and $337,460, respectively. In addition, Mr. Parker was granted fair market value options to purchase 180,000 shares of Southwest common stock with one-third vested immediately and the balance vesting in increments of one-third on each of June 19, 2002 and June 19, 2003.

         The Committee relied on information supplied by an independent consultant in determining that Mr. Parker's cash compensation for the three-year period covered by his Employment Contract was significantly below the median and the average for comparable positions. The options granted to Mr. Parker, in accordance with Company practice, were designed to make up at least a portion of the difference between his cash compensation and that received by others in comparable positions, dependent on successful performance by the Company as reflected in the price of its stock.

         The number of options granted to Mr. Parker was based on the Committee's review of compensation for similarly situated individuals in the transportation industry and the Committee's perception of his expected future contributions to Southwest's performance over the three-year term his contract. At Mr. Parker's recommendation, both his cash compensation and the number of options granted to him was significantly below the amounts recommended by the consultant as necessary to make his contract competitive. The Committee did not consider the amount and value of other options granted to Mr. Parker in the past, as those options were granted in connection with earlier compensation packages. The Company has no target ownership levels for Company equity holdings by executives.

         Executive officers participate in the Southwest Airlines ProfitSharing Plan, Deferred Compensation Plan, and 401(k) Plan, which are available to all Southwest Employees on the same basis. See "Compensation of Executive Officers - Summary Compensation Table." Southwest makes little use of perquisites for executive officers.

                                                 COMPENSATION COMMITTEE

                                                 Samuel E. Barshop, Chair
                                                 Gene H. Bishop
                                                 William P. Hobby

                             AUDIT COMMITTEE REPORT

         The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2001 (the "Audited Financial Statements"). In addition, we have discussed with Ernst & Young, the independent auditing firm for the Company, the matters required by Codification of Statements on Auditing Standards No. 61.

         The Committee also has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1, and we have discussed with that firm its independence from the Company and the compatibility of its provision of services other than auditing services with such independence. We also have discussed with management of the Company and the auditing firm such other matters and received such assurances from them, as we deemed appropriate.

         Based on the foregoing review and discussions and relying thereon, we have recommended to the Company's Board of Directors the inclusion of the Audited Financial Statements in the Company's Annual Report for the year ended December 31, 2001 in the Company's Annual Report on Form 10-K.

                                                     AUDIT COMMITTEE

                                                     Travis C. Johnson, Chair
                                                     Samuel E. Barshop
                                                     Gene H. Bishop
                                                     C. Webb Crockett
                                                     William H. Cunningham
                                                     William P. Hobby
                                                     Rollin W. King
                                                     June M. Morris

                                PERFORMANCE GRAPH

         The following table compares total shareholder returns for the Company over the last five years to the Standard & Poor's 500 Stock Index and the Standard and Poor's Transportation Index assuming a $100 investment made on December 31, 1996. Each of the three measures of cumulative total return assumes reinvestment of dividends. The stock performance shown on the graph below is not necessarily indicative of future price performance.


                                    [GRAPH]

                                     1996         1997        1998         1999        2000         2001
                                     ----         ----        ----         ----        ----         ----

      SOUTHWEST AIRLINES             100         168.20      232.78       248.55      517.41       428.18

      S&P 500                        100         133.42      171.53       207.58      188.71       166.20

      S&P TRANSPORTATION             100         129.67      127.12       114.86      135.99       135.71

                              SHAREHOLDER PROPOSAL
                                    (ITEM 2)

         John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, Calif. 90278, acting on behalf of John Gilbert, an owner of the requisite number of shares of common stock, has given notice that he intends to present for action at the Annual Meeting the following resolution (which is reproduced exactly as presented to the Company):

                      "2 - SHAREHOLDER VOTE ON POISON PILLS

         THIS TOPIC WON 61% AND 64% SHAREHOLDER APPROVAL AT OUR COMPANY
                                IN 2000 AND 2001

This proposal is submitted by John Gilbert, 29 E. 64th Street, New York, NY 10021-7043.

Shareholders request the Board redeem any poison pill issued previously unless such issuance is approved by the affirmative vote of shareholders, to be held as soon as may be practicable.

     WHY REQUIRE A SHAREHOLDER VOTE TO ADOPT OR MAINTAIN A POISON PILL?

o The Council of Institutional Investors www.cii.org recommends a high standard of corporate governance including shareholder approval of all poison pills.

o    Southwest is 74%-owned by institutional investors.

     WHAT INCENTIVE IS THERE FOR IMPROVING CORPORATE GOVERNANCE?

A survey by McKinsey & Co. shows that institutional investors would pay an 18% premium for good corporate governance.

                Source: Wall Street Journal June 19, 2000

DIRECTOR CONTROL OF THE POISON PILL AND DIRECTOR SIDE DEALS

It does not seem reasonable to concentrate more power in the directors, by giving directors full control of the poison pill, if directors are allowed less than exemplary director independence standards.

         A PUBLIC TRUST AND LEGENDARY TEAM SPIRIT

The oversight of our company by directors is a public trust. Our national commerce depends significantly on our company - in addition to many customers, employees, pensioners and institutional investors. Conversely our company, its valued employees and all its other assets, depend on the vast public infrastructure. I believe that the duty of our directors, to loyalty and prudence, will be safeguarded by the directors sharing control of the poison pill with us as shareholders, particularly with the legendary team spirit of our company.

For improved oversight of our company vote yes for:

                        SHAREHOLDER VOTE ON POISON PILLS
                                    YES ON 2"

BOARD OF DIRECTORS POSITION

         YOUR DIRECTORS RECOMMEND A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL, FOR THE FOLLOWING REASONS:

         The Board of Directors adopted the Company's shareholder rights plan in 1986, and extended its term for ten more years in 1996, in order to protect the Company's shareholders against abusive takeover tactics and to ensure that each shareholder is treated fairly in any transaction involving an acquisition of control of the Company. Plans similar to the Company's plan have been adopted by a majority of the corporations included in the Standard & Poor's 500.

         The purpose of the rights plan is to strengthen the Board's ability, in the exercise of its fiduciary duties, to protect and maximize the value of shareholders' investment in the Company in the event of an attempt to acquire control of the Company. The plan is not intended to, and does not, preclude unsolicited, non-abusive offers to acquire the Company at a fair price. Nor is it intended as a deterrent to a shareholder's initiation of a proxy contest. The plan is designed, instead, to encourage any potential acquirer to negotiate directly with the Board, which the Company believes is in the best position to evaluate the adequacy and fairness of proposed offers, to negotiate on behalf of shareholders and to protect shareholders against abusive tactics during a takeover process, such as partial or two-tiered tender offers that do not treat all shareholders fairly and equally or acquisitions in the open market of shares constituting control without offering fair value to all shareholders. The rights do not affect any takeover proposal that the Board believes is in the best interests of the Company's shareholders. The overriding objective of the Board in adopting and extending the rights plan was, and continues to be, the preservation and maximization of the Company's value for all shareholders.

         A study by Georgeson & Company Inc., analyzing takeover data from 1992-1996, revealed that premiums paid to acquire target companies with poison pills were on average eight percentage points, or 26 percent, higher than premiums paid for target companies that did not have poison pills. Georgeson estimated that poison pills had contributed an additional $13 billion in shareholder value during the time period in question, and that the shareholders of acquired companies without pills gave up $14.5 billion in potential premiums. Finally, Georgeson concluded that the presence of a poison pill at a target company did not increase the likelihood of the withdrawal of a friendly takeover bid nor the defeat of a hostile one, and that poison pills did not reduce the likelihood of a company becoming a takeover target.

         However, in response to shareholder concerns, as evidenced by the vote on this topic at the 2000 Shareholders' Meeting, the Board of Directors of Southwest last year amended the Company's Rights Plan to include what is commonly referred to as a "chewable" feature. This amendment makes the Plan inapplicable to a fully-financed or cash tender offer for all of the Company's shares of common stock, which remains open for at least 60 calendar days, is at a price equal to the higher of (a) 65 percent over the average closing price of the common stock during the 90 days preceding the offer and (b) the highest closing price during the 52 weeks preceding the offer, and is accompanied by a written fairness opinion of a nationally recognized investment banking firm. Also, the Company shortened the term of the Rights Plan so that it now expires on July 30, 2005.

         The Board believes that the adoption of a shareholder rights plan is appropriately within the scope of responsibilities of the Board of Directors, acting on behalf of all shareholders. The adoption of such a plan accords with the Board's responsibilities for the management of the Company's affairs and the issuance of securities and does not require shareholder approval under Texas corporation law or the rules of the New York Stock Exchange. Redeeming the rights would remove an important tool that the Board should have for the protection of shareholders. The Board therefore believes that any decision to redeem the rights should be made in the context of a specific acquisition proposal.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A DIFFERENT CHOICE.

                              SHAREHOLDER PROPOSAL
                                    (ITEM 3)

         John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, Calif. 90278, acting on behalf of Lee Greenwood, an owner of the requisite number of shares of common stock, has given notice that he intends to present for action at the Annual Meeting the following resolution (which is reproduced exactly as presented to the Company):

                        "3 - ELECT EACH DIRECTOR ANNUALLY
                ADOPT TOPIC THAT WON 57% OF YES-NO SOUTHWEST VOTE

Lee Greenwood, 510 S. Burnside Ave, No. 10-K, Los Angeles, CA 90036 submits this proposal.

Southwest shareholders request that our board take the steps needed for a bylaw to elect Each Director Annually. (Unexpired terms of directors not affected.)

         DIRECTOR RESPONSIBILITY IS CLOSELY RELATED TO FINANCIAL PERFORMANCE

I believe the level of responsibility that company rules encourage is closely related to financial performance.

         THREE-YEARS WITHOUT ELECTION COULD INSULATE DIRECTORS FROM IMMEDIATE CHALLENGE

I believe that annual election of each director is one of the best ways to hold the board and individual directors responsible and motivated.

         THE ONE STEP PROPOSED HERE

I believe that it is not contrary to conventional wisdom that when many items can be improved - that starting with one improvement - deserves attention. Specifically, at Southwest there are/were a number of practices that institutional investors believe could be improved:

         o        No confidential voting.

         o        No cumulative voting.

         o        3-year director terms.

         o        Poison pill.

         o Management is allowed to take no action on majority yes-no shareholder votes at our company, which is 74%-owned by institutional shareholders.

         o An 80% super-majority vote is required to remove a director with cause. Removal could be virtually impossible since less than 80% of stock may vote in any given election.

         IS THE MANAGEMENT STAND WIDELY SUPPORTED BY INSTITUTIONAL INVESTORS?

In reviewing the management stand on this proposal topic, or to any 2002 shareholder ballot topic, it may be useful to evaluate whether management is opposed to the recommendation of some key institutional investors and some key independent proxy analysts. Often management response statements are not a balanced view of the pro and con arguments. Management can be focused on only one side of the issue.

I believe that this proposed topic, and other shareholder proposal topics, could have won higher votes if our management used this shareholder-friendly practice in its proxy materials:

         Included meaningful titles for all items on our company ballot. Three shareholder proposals on our 2001 ballot had identical nondescript titles.

I believe this proposal is consistent with maintaining our high shareholder value - a value equal to more than all Southwest's bigger rivals' values combined.

                          ELECT EACH DIRECTOR ANNUALLY
                                    YES ON 3"

BOARD OF DIRECTORS POSITION

         YOUR DIRECTORS RECOMMEND A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL, FOR THE FOLLOWING REASONS:

         The Company's Board of Directors has been comprised of three classes, serving staggered three-year terms, for a number of years, and the Company is confident that the present configuration is in the best interests of all shareholders. In fact, Southwest is the only major U.S. airline that has been profitable each year since 1972. In addition, during that time it has grown from three aircraft serving three cities to the fourth largest U.S. airline in terms of originating domestic passengers boarded. Since 1988, when the Board was originally classified, the value of the Company's common stock has appreciated approximately 2000%. The Company believes that the stability provided by the classified Board is part of this success story.

         The Company believes that a classified Board encourages potential acquirers to negotiate with the Board rather than engaging in hostile and abusive takeover tactics. The classified Board does not prevent potential acquirers from making unsolicited acquisition proposals that may be beneficial to consider.

         The Company also believes that the classified Board structure contributes to the stability of the Company's management and policies, since a majority of the Directors at any given time have prior experience as Directors of the Company. The Company believes that such continuity provides an orderly transition of Directors from election to election. Further, the Company believes that Directors elected for staggered terms are not any less accountable to shareholders than they would be if elected annually.

         Adoption of this proposal would not automatically eliminate the classified Board. Further action would be required for the shareholders to amend the bylaws of the Company. Under the bylaws, an 80% vote of the outstanding shares would be required for approval.

         THEREFORE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A DIFFERENT CHOICE.

                              SHAREHOLDER PROPOSAL
                                    (ITEM 4)

John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, Calif. 90278, an owner of the requisite number of shares of common stock, has given notice that he intends to present for action at the Annual Meeting the following resolution (which is reproduced exactly as presented to the Company):

                  "4 - FREE AND CONFIDENTIAL SHAREHOLDER VOTING

Southwest shareholders recommend that the Board of Directors take the steps necessary to implement a policy of confidential voting at all meetings of company shareholders. This includes the following provisions:

1) The voting of all proxies, consents or authorizations will be secret. No such document shall be available for examination, nor shall the vote or identity of any shareholder be disclosed except to the extent necessary to meet the legal requirements, if any, of the Company's state of incorporation; and

2) Independent election inspectors shall conduct the receipt, certification and tabulation of such votes.

         ENSURE THE INTEGRITY OF SOUTHWEST ELECTIONS

With confidential shareholder voting the integrity of company elections and shareholder votes can be better protected against potential abuse.

         IMPLEMENTING CONFIDENTIAL VOTING CAN ENHANCE SHAREHOLDER VALUE:

Shareholders would feel free to question or challenge management nominees and positions on specific ballot items if they are protected by a confidential ballot box. This is especially important for professional money managers whose business relationships can be jeopardized by their voting positions.

         FUNDAMENTAL TO THE AMERICAN SYSTEM
         - AND THE SOUTHWEST ESPRIT DE CORPS

The confidential ballot is fundamental to the American system. This protection ensures that shareholders are not subjected to:

         o        Actual

         o        Perceived or

         o        Potential coercive pressure.

While there is no inference that Southwest Airlines management uses coercion, the existence of this possibility is sufficient to justify confidentiality. Major companies, such as Coca-Cola, Dow Chemical, Georgia-Pacific, Gillette, Kimberly Clark and Louisiana Pacific use confidential voting.

         INSTITUTIONAL INVESTOR SUPPORT OF THIS TOPIC IS HIGH-CALIBER SUPPORT

This proposal topic won significant institutional support to pass at the 2001 annual meetings of other major companies, for example Airborne Inc. and Union Pacific. Source: IRRC Corporate Governance Bulletin, May-July 2001. Institutional investors who support confidential voting include:

         1) Teacher's Insurance and Annuity Association College Retirement Equities Fund (TIAA-CREF)

                  Source:  TIAA-CREF Policy Statement on Corporate Governance

         2)       California Public Employees Retirement System (CalPERS)

                  Source:  CalPERS U.S. Corporate Governance Principles.

Institutional investor support is high-caliber support. Many institutional investors have the advantage of a specialized staff and resources, long-term focus, fiduciary duty obligations and independent perspective to thoroughly study the issues involved in this proposal topic. Southwest Airlines is 74% owned by institutional shareholders.

         NO TELEMARKETING CALLS

With non-confidential voting our company could personally lobby those shareholders who are not voting according to management instructions.

                         CONFIDENTIAL SHAREHOLDER VOTING
                                    YES ON 4"

BOARD OF DIRECTORS POSITION

         YOUR DIRECTORS RECOMMEND A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL, FOR THE FOLLOWING REASONS:

         The Company's current proxy voting procedures comply in all respects with the proxy rules of the Securities and Exchange Commission and the Texas Business Corporation Act, the law under which the Company is incorporated. The Board of Directors believes that the Company's current procedures with respect to proxy voting are in the best interests of its shareholders and that the voting policy described by the proponent should not be adopted for the following reasons:

         Shareholders may wish to communicate with management. A confidential voting policy as described by the proponent would also effectively eliminate a convenient, cost-effective method for shareholders to communicate with the Company. Many shareholders use the proxy card to communicate with the Company on various matters of concern to them, such as changes of address, or lost or stolen stock certificates, as well as matters relating to the Company's business. These shareholders intend and expect the Company to be able to identify them from the proxy card. The Company values this opportunity to receive communication from its shareholders.

         The Company may wish to communicate with shareholders. The confidential voting policy described by the proponent would hinder the Company's ability to communicate with shareholders. When issues critical to the success of the Company are involved, the Board of Directors needs to be informed of shareholder opinions so that it may fully discuss these issues with particular shareholders. In addition, the Company may need to contact shareholders who have not returned their proxies to assure a quorum, or to contact those whose proxy cards contain errors or deficiencies so that such shareholders may correct their proxies and cast their votes as intended.

         The Company values shareholder input. The supporting statement of the proponent asserts that given a policy of confidential voting, "shareholders would feel free to oppose management nominees and positions." The Company thoroughly disputes any suggestion by the proponent that the Company discourages shareholder input. The Board of Directors and management of the Company respect the right of each shareholder to vote in accordance with his or her own best judgment free from any form of coercion.

         Most shareholders can choose to be anonymous. Under the Company's current proxy procedures, any shareholder who desires confidential voting may achieve this goal by registering his or her shares in the name of a bank, broker or other nominee. In this way, each shareholder may choose whether his or her vote will be disclosed, rather than having this decision made in advance by the adoption of the proposed confidential voting policy.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A DIFFERENT CHOICE.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

         The firm of Ernst & Young LLP, independent auditors, has been selected by the Board of Directors to serve as the Company's auditors for the fiscal year ending December 31, 2002. Ernst & Young LLP has served as the Company's auditors since the inception of the Company. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting in order to make a statement if he so desires and to respond to appropriate questions.

         Audit Fees. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2001 and the reviews of the financial statements included in the Company's Forms 10-Q for that year were $287,500.

         All Other Fees. All other fees billed by Ernst & Young for 2001 totaled $413,800, including audit-related services of $220,600 and non-audit services of $193,200. Audit-related services generally include fees for benefit plan audits, accounting consultations and SEC registration statements.

                                  OTHER MATTERS

NOTICE REQUIREMENTS

         To permit the Company and its shareholders to deal with shareholder proposals in an informed and orderly manner, the Bylaws establish an advance notice procedure with regard to the nomination (other than by or at the direction of the Board of Directors) of candidates for election to the Board of Directors and with regard to certain matters to be brought before an Annual Meeting of Shareholders. In general, under the Bylaws written notice must be received by the Secretary of the Company not less than 60 days nor more than 90 days prior to the meeting and must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting as well as the shareholder submitting the proposal. Pursuant to the Company's Bylaws, a shareholder may nominate a person or persons for election to the Board by providing written notice to the Secretary of the Company not less than 60 and not more than 90 days prior to the meeting. The notice must contain
(i) as to each nominee, all information required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, (ii) the name and address of the shareholder giving the notice, and (iii) the number of shares of the Company beneficially owned by the shareholder giving the notice. If we do not receive notice of your proposal before February 24, 2003, it will be considered "untimely" and we may properly use our discretionary authority to vote for or against the proposal. A copy of the applicable Bylaw provisions may be obtained, without charge, upon written request to the Secretary of the Company at the address set forth on page 1 of this Proxy Statement.

         In addition, any shareholder who wishes to submit a proposal for inclusion in the proxy material and presentation at the 2003 Annual Meeting of Shareholders must forward such proposal to the Secretary of the Company, at the address indicated on page 1 of this Proxy Statement, so that the Secretary receives it no later than December 6, 2002.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's officers and directors to file reports of ownership and changes in ownership of Company common stock with the Securities and Exchange Commission and the New York Stock Exchange. During 2001, one report involving the acquisition of 2,550 shares of common stock was filed five days late by Gene H. Bishop, a member of the Board of Directors.

DISCRETIONARY AUTHORITY

         In the event a quorum is present at the meeting but sufficient votes to approve any of the items proposed by the Board of Directors have not been received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. A shareholder vote may be taken on one or more of the proposals in this Proxy Statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate. Any adjournment will require the affirmative vote of the holders of a majority of those shares of common stock represented at the meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote these proxies which they have been authorized to vote on any other business properly before the meeting in favor of such an adjournment.

         The Company has received notice that a shareholder intends to introduce proposals regarding the scope of work performed by the Company's auditors and disclosure of directors' "philanthropic links" to the Company. If any of these proposals is introduced at the meeting, the persons named as proxies will vote against the proposal under their discretionary authority.

         The Board of Directors does not know of any other matters that are to be presented for action at the meeting. However, if other matters properly come before the meeting, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

                                             By Order of the Board of Directors,

                                             Herbert D. Kelleher
                                             Chairman of the Board


April 12, 2002

TO: PARTICIPANTS IN THE SOUTHWEST AIRLINES CO. PROFITSHARING PLAN (THE "PLAN")

         The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement relate to shares of common stock of Southwest Airlines Co. held by the Trustee for your profit sharing account, as well as any shares you may own in your own name.

         Under the Plan, each participant has the right to direct the voting of stock credited to his or her account. In addition, you and the other participants are entitled to direct the voting of stock credited to the accounts of participants who do not give voting instructions.

         The Trustee is required to vote the shares held for your account in accordance with your instructions. If you wish to instruct the Trustee on the vote of shares held for your account, you should complete and sign the form enclosed and return it in the addressed, postage-free envelope by May 13, 2002.

         If you do not return your proxy card by May 13, 2002, the Trustee will vote your shares in the same proportions as the shares for which the Trustee receives voting instructions from other participants.

                           [SOUTHWEST AIRLINES LOGO]

                                 2001 REPORT TO
                                  SHAREHOLDERS

         (INCLUDING PORTIONS OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K
               FILED WITH THE SECURITIES AND EXCHANGE COMMISSION)

DESCRIPTION OF BUSINESS

      Southwest Airlines Co. ("Southwest") is a major domestic airline that provides primarily shorthaul, high-frequency, point-to-point, low-fare service. Southwest was incorporated in Texas and commenced Customer Service on June 18, 1971 with three Boeing 737 aircraft serving three Texas cities - Dallas, Houston, and San Antonio.

      At year-end 2001, Southwest operated 355 Boeing 737 aircraft and provided service to 59 airports in 58 cities in 30 states throughout the United States. Southwest commenced service to West Palm Beach, Florida in January 2001 and to Norfolk, Virginia in October 2001. In March 2001, Southwest discontinued service to San Francisco International Airport.

      Based on data for second quarter 2001 (the latest available data), Southwest Airlines is the 4th largest carrier in the United States based on domestic passengers boarded and the second largest based on scheduled domestic departures.

      The business of the Company is somewhat seasonal. Quarterly operating income and, to a lesser extent, revenues tend to be lower in the first quarter (January 1 - March 31).

RECENT DEVELOPMENTS

      On September 11, 2001, terrorists hijacked and used two American Airlines, Inc. aircraft and two United Air Lines, Inc. aircraft in terrorist attacks on the United States ("terrorist attacks"). As a result of these terrorist attacks, the Federal Aviation Administration ("FAA") immediately suspended all commercial airline flights on the morning of September 11. The Company resumed flight activity on September 14 and was operating its normal pre-September 11 flight schedule by September 18, 2001. From September 11 until the Company resumed flight operations on September 14, Southwest canceled approximately 9,000 flights. Although flight operations were suspended, the Company continued to incur nearly all of its normal operating expenses (with the exception of certain direct trip-related expenditures such as fuel, landing fees, etc.). Once the Company resumed operations, revenues were severely impacted and ticket refund activity increased. In fourth quarter 2001, revenues recovered sufficiently for the Company to report a profit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

      On September 22, 2001, President Bush signed into law the Air Transportation Safety and System Stabilization Act ("Stabilization Act"). The Stabilization Act provides for up to $5 billion in cash grants and $10 billion in loan guarantees to qualifying U.S. airlines and freight carriers to compensate for direct and incremental losses, as defined in the Stabilization Act, associated with the terrorist attacks. The Stabilization Act also provides for other items such as protection against certain insurance coverage increases, delaying payments of excise taxes, and certain protections against lawsuits for the airlines directly involved in the attacks. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for further discussion of the cash grants provided by the Stabilization Act.

      In response to the decrease in demand for air travel since the terrorist attacks, the Company has modified its schedule for future aircraft deliveries and the timing of its future capital expenditure commitments. See "Properties - Aircraft" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" for further discussion of the Company's long-term commitments for aircraft.

FUEL

      The cost of fuel is an item having significant impact on the Company's operating results. The Company's average cost of jet fuel over the past five years was as follows:


                                     COST                     AVERAGE PRICE                    PERCENT OF
           YEAR                    (MILLIONS)                  PER GALLON                  OPERATING EXPENSES
           ----                    ----------                 -------------                ------------------
           1997                      $495.0                       $.62                           15.0%

           1998                      $388.3                       $.46                           11.2%

           1999                      $492.4                       $.53                           12.5%

           2000                      $804.4                       $.79                           17.4%

           2001                      $770.5                       $.71                           15.6%


      From October 1, 2001 through December 31, 2001, the average price per gallon was $.6030. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of Southwest's fuel hedging activities.

REGULATION

      Economic. The Dallas Love Field section of the International Air Transportation Competition Act of 1979, as amended in 1997 (commonly known as the "Wright Amendment"), as it affects Southwest's scheduled service, provides that no common carrier may provide scheduled passenger air transportation for compensation between Love Field and one or more points outside Texas, except that an air carrier may transport individuals by air on a flight between Love Field and one or more points within the states of Alabama, Arkansas, Kansas, Louisiana, Mississippi, New Mexico, Oklahoma, and Texas if (a) "such air carrier does not offer or provide any through service or ticketing with another air carrier" and (b) "such air carrier does not offer for sale transportation to or from, and the flight or aircraft does not serve, any point which is outside any such states." The Wright Amendment does not restrict flights operated with aircraft having 56 or fewer passenger seats. Southwest does not interline or offer joint fares with any other air carrier. The Wright Amendment does not restrict Southwest's intrastate Texas flights or its air service from points other than Love Field.

      The Department of Transportation ("DOT") has significant regulatory jurisdiction over passenger airlines. Unless exempted, no air carrier may furnish air transportation over any route without a DOT certificate of public convenience and necessity, which does not confer either exclusive or proprietary rights. The Company's certificates are unlimited in duration and permit the Company to operate among any points within the United States, its territories and possessions, except as limited by the Wright Amendment, as do the certificates of all other U.S. carriers. DOT may revoke such certificates, in whole or in part, for intentional failure to comply with any provisions of subchapter IV of the Federal Aviation Act of 1958, or any order or regulation issued thereunder or any term of such certificate; provided that, with respect to revocation, the certificate holder has first been advised of the alleged violation and fails to comply after being given a reasonable time to do so.

      DOT prescribes uniform disclosure standards regarding terms and conditions of carriage and prescribes that terms incorporated into the Contract of Carriage by reference are not binding upon passengers unless notice is given in accordance with its regulations.

      Safety. The Company is subject to the jurisdiction of the Federal Aviation Administration ("FAA") with respect to its aircraft maintenance and operations, including equipment, ground facilities, dispatch, communications, flight training personnel, and other matters affecting air safety. To ensure compliance with its regulations, the FAA requires airlines to obtain operating, airworthiness, and other certificates, which are subject to suspension or revocation for cause. The Company has obtained such certificates. The FAA, acting through its own powers or through the appropriate U. S. Attorney, also has the power to bring proceedings for the imposition and collection of fines for violation of the Federal Air Regulations.

      The Company is subject to various other federal, state, and local laws and regulations relating to occupational safety and health, including Occupational Safety and Health Administration (OSHA) and Food and Drug Administration (FDA) regulations.

      Security. On November 19, 2001, President Bush signed into law the Aviation and Transportation Security Act ("Security Act"). The Security Act generally provides for enhanced aviation security measures. The Security Act established a new Transportation Security Administration ("TSA") within the Department of Transportation to be headed by the new Under Secretary of Transportation for Security with supervision by the new Transportation Security Oversight Board. The TSA is to assume the aviation security functions previously residing in the FAA and assume the passenger screening contracts at U.S. airports by February 17, 2002. The TSA will provide for the screening of all passengers and property, including cargo and baggage, which will be performed by federal employees by November 19, 2002. The Security Act also requires that a system be in operation to screen all checked baggage at U.S. airports by January 18, 2002; Southwest has complied with this requirement. Beginning February 1, 2002, a $2.50 per enplanement security fee is imposed on passengers (maximum of $5.00 per one-way trip), with authority granted to the TSA to impose additional fees on air carriers if necessary to cover additional federal aviation security costs.

      Environmental. Certain airports, including San Diego, Burbank, and Orange County, have established airport restrictions to limit noise, including restrictions on aircraft types to be used, and limits on the number of hourly or daily operations or the time of such operations. In some instances, these restrictions have caused curtailments in service or increases in operating costs and such restrictions could limit the ability of Southwest to expand its operations at the affected airports. Local authorities at other airports may consider adopting similar noise regulations, but such regulations are subject to the provisions of the Airport Noise and Capacity Act of 1990 and regulations promulgated thereunder.

      Operations at John Wayne Airport, Orange County, California, are governed by the Airport's Phase 2 Commercial Airline Access Plan and Regulation (the "Plan"). Pursuant to the Plan, each airline is allocated total annual seat capacity to be operated at the airport, subject to renewal/reallocation on an annual basis. Service at this airport may be adjusted annually to meet these requirements.

      The Company is subject to various other federal, state, and local laws and regulations relating to the protection of the environment, including the discharge or disposal of materials such as chemicals, hazardous waste, and aircraft deicing fluid. Potential future regulatory developments pertaining to such things as control of engine exhaust emissions from ground support equipment and prevention of leaks from underground aircraft fueling systems could increase operating costs in the airline industry. The Company does not believe, however, that such environmental regulatory developments will have a material impact on the Company's capital expenditures or otherwise adversely effect its operations, operating costs, or competitive position. Additionally, in conjunction with airport authorities, other airlines, and state and local environmental regulatory agencies, the Company is undertaking voluntary investigation or remediation of soil or groundwater contamination at several airport sites. While the full extent of any contamination at such sites and the parties responsible for such contamination have not been determined, the Company does not believe that any environmental liability associated with such sites will have a material adverse effect on the Company's operations, costs, or profitability.

      Customer Service Commitment. During 1999, the airline transportation industry faced possible legislation dealing with certain customer service practices. As a compromise with Congress, the industry, working with the Air Transport Association, responded by adopting and filing with the DOT written plans disclosing how it would commit to improving performance. Southwest Airlines formalized its dedication to Customer Satisfaction by adopting its Customer Service Commitment, a comprehensive plan which embodies the Mission Statement of Southwest Airlines: dedication to the highest quality of Customer Service delivered with a sense of warmth, friendliness, individual pride, and Company Spirit. The Customer

Service Commitment can be reviewed by clicking on "About SWA" at Congress is expected to monitor the effects of the industry's plans, and there can be no assurance that legislation will not be proposed in the future to regulate airline customer service practices.

MARKETING AND COMPETITION

       Southwest focuses principally on point-to-point, rather than hub-and-spoke, service in markets with frequent, conveniently timed flights and low fares. For example, Southwest's average aircraft trip stage length in 2001 was 514 miles with an average duration of approximately 1.5 hours. At year-end, Southwest served approximately 344 one-way nonstop city pairs.

      Southwest's point-to-point route system, as compared to hub-and-spoke, provides for more direct nonstop routings for Customers and, therefore, minimizes connections, delays, and total trip time. Southwest focuses on nonstop, not connecting, traffic. As a result, approximately 75 percent of the Company's Customers fly nonstop. In addition, Southwest serves many conveniently located satellite or downtown airports such as Dallas Love Field, Houston Hobby, Chicago Midway, Baltimore-Washington International, Burbank, Manchester, Oakland, San Jose, Providence, Ft. Lauderdale/Hollywood and Long Island airports, which are typically less congested than other airlines' hub airports and enhance the Company's ability to sustain high Employee productivity and reliable ontime performance. This operating strategy also permits the Company to achieve high asset utilization. Aircraft are scheduled to minimize the amount of time the aircraft are at the gate, currently approximately 25 minutes, thereby reducing the number of aircraft and gate facilities that would otherwise be required. Southwest does not interline with other airlines, nor have any commuter feeder relationships.

      Southwest employs a relatively simple fare structure, featuring low, unrestricted, unlimited, everyday coach fares, as well as even lower fares available on a restricted basis. The Company operates only one aircraft type, the Boeing 737, which simplifies scheduling, maintenance, flight operations, and training activities.

      In January 1995, Southwest was the first major airline to introduce a Ticketless travel option, eliminating the need to print a paper ticket altogether. Southwest also entered into an arrangement with SABRE, the computer reservation system in which Southwest has historically participated to a limited extent, providing for ticketing and automated booking on Southwest in a very cost-effective manner. In 1996, Southwest began offering Ticketless travel through the Company's home page on the Internet at http://www.southwest.com. For the year ended December 31, 2001, approximately 85 percent of Southwest's Customers chose the Ticketless travel option. For the year ended December 31, 2001 approximately 40 percent of Southwest's passenger revenues came through its Internet site, which has become a vital part of the Company's distribution strategy.

      The airline industry is highly competitive as to fares, frequent flyer benefits, routes, and service, and some carriers competing with the Company have greater financial resources, larger fleets, and wider name recognition. Certain major United States airlines have established marketing alliances with each other, including Northwest Airlines/Continental Airlines, American Airlines/Alaska Airlines, and Continental Airlines/America West Airlines. In 2001, AMR Corp., parent of American Airlines, completed its acquisition of the assets of Trans World Airlines.

      Immediately after the terrorist acts of September 11, and in the face of weak demand for air service, most major carriers (not including Southwest) announced significant service reductions, grounded aircraft and furloughed employees. Southwest's competitors have reduced service in several markets served by Southwest. Some carriers have sought relief from certain financial obligations and may seek additional protection from such obligations in bankruptcy. On the other hand, some of the Company's competitors may qualify for federal loan guarantees authorized by the Stabilization Act. Enhanced security measures have had, and will continue to have, a significant impact on the airport experience for passengers. Security requirements are still evolving on a daily basis; however, to date, they have not impacted Southwest's aircraft utilization. It is currently not possible to assess the impact of these events on airline competition.

      Profit levels in the air transport industry are highly sensitive to changes in operating and capital costs and the extent to which competitors match an airline's fares and services. The profitability of a carrier in the airline industry is also impacted by general economic trends.

      The Company is also subject to varying degrees of competition from surface transportation in its short-haul markets, particularly the private automobile. In short-haul air services that compete with surface transportation, price is a competitive factor, but frequency and convenience of scheduling, facilities, transportation safety and security procedures, and Customer Service may be of equal or greater importance to many passengers.

INSURANCE

      The Company carries insurance of types customary in the airline industry and at amounts deemed adequate to protect the Company and its property and to comply both with federal regulations and certain of the Company's credit and lease agreements. The policies principally provide coverage for public and passenger liability, property damage, cargo and baggage liability, loss or damage to aircraft, engines, and spare parts, and workers' compensation.

      After the September 11 terrorist attacks, the Company's insurers provided notice that coverage for aircraft damage and for liability due to war and terrorist activities would be canceled in seven days. In both cases, new coverage was made available at significantly higher rates. The Company has purchased the new coverage, which in the case of the third party liability insurance contains a new sub-limit of $50 million. Pursuant to authority granted in the Stabilization Act, the FAA has supplemented this insurance until March 21, 2002 with a third party liability policy covering losses in excess of $50 million. Further, the FAA has reimbursed the Company for the increased cost of its insurance for the month of October 2001. While the FAA has authority to provide reimbursement of premiums for a period of 180 days from September 11, there is no assurance that any further reimbursements will be forthcoming.

      The Company's existing insurance policies for war and terrorism coverage continue to contain a seven day cancellation clause which the insurers may invoke at any time. There is also no assurance that the FAA will be authorized to continue to provide insurance for third party terrorism and war risk coverage in excess of $50 million after March 21, 2002.

FREQUENT FLYER AWARDS

      Southwest's frequent flyer program, Rapid Rewards, is based on trips flown rather than mileage. Rapid Rewards Customers earn a flight segment credit for each one-way trip flown or two credits for each round trip flown. Rapid Rewards Customers can also receive flight segment credits by using the services of non-airline partners, which include a telephone company, car rental agencies, hotels, and credit card partners, including the Southwest Airlines First USA (R) Visa card. Rapid Rewards offers two types of travel awards. The Rapid Rewards Award Ticket ("Award Ticket") offers one free roundtrip travel award to any Southwest destination after the accumulation of 16 flight segment credits within a consecutive twelve-month period. The Rapid Rewards Companion Pass ("Companion Pass") is granted after flying 50 roundtrips (or 100 one-way trips) on Southwest within a consecutive twelve-month period. The Companion Pass offers unlimited free roundtrip travel to any Southwest destination for a companion of the qualifying Rapid Rewards member. In order for the companion to use this pass, the Rapid Rewards member must purchase a ticket or use an Award Ticket. Additionally, the Rapid Rewards member and companion must travel together on the same flight.

      Trips flown are valid for flight segment credits toward Award Tickets and Companion Passes for twelve months only; Award Tickets and Companion Passes are automatically generated when earned by the Customer rather than allowing the Customer to bank credits indefinitely; and Award Tickets and Companion Passes are valid for one year with an automatic expiration date. "Black out" dates apply during peak holiday periods.

      The Company also sells flight segment credits to business partners including credit card companies, phone companies, hotels, and car rental agencies. These credits may be redeemed for Award Tickets having the same program characteristics as those earned by flying.

      Customers redeemed approximately 1.7 million, 1.6 million and 1.2 million Award Tickets and flights on Companion Passes during 2001, 2000 and 1999, respectively. The amount of free travel award usage as a percentage of total Southwest revenue passengers carried was 5.4 percent in 2001, 4.9 percent in 2000 and 4.3 percent in 1999. The number of Award Tickets outstanding at December 31, 2001 and 2000 was approximately 1,296,000 and 985,000, respectively. These numbers do not include partially earned Award Tickets. The Company currently does not have a system to accurately estimate partially earned Award Tickets. However, these partially earned Award Tickets may equal 80 percent or more of the current outstanding Award Tickets. Since the inception of Rapid Rewards in 1987, approximately 14 percent of all Award Tickets have expired without being used. The number of Companion Passes for Southwest outstanding at December 31, 2001 and 2000 was approximately 48,000 and 41,000, respectively. The Company currently estimates that 3 to 4 trips will be redeemed per outstanding Companion Pass.

      The Company accounts for its frequent flyer program obligations by recording a liability for the estimated incremental cost of flight awards the Company expects to be redeemed (except for flight segment credits sold to business partners). This method recognizes an average incremental cost to provide roundtrip transportation to one additional passenger. The estimated incremental cost includes direct passenger costs such as fuel, food and other operational costs, but does not include any contribution to overhead or profit. The incremental cost is accrued at the time an award is earned and revenue is subsequently recognized, at the amount accrued, when the free travel award is used. For flight segment credits sold to business partners prior to January 1, 2000 revenue was recognized when the credits were sold. Beginning January 1, 2000, revenue from the sale of flight segment credits and associated with future travel is deferred and recognized when the ultimate free travel award is flown or the credits expire unused. Accordingly, Southwest does not accrue incremental cost for the expected redemption of free travel awards for credits sold to business partners. The liability for free travel awards earned but not used at December 31, 2001 and 2000 was not material.

EMPLOYEES

      At December 31, 2001, Southwest had 31,580 active employees, consisting of 10,710 flight, 1,600 maintenance, 15,020 ground customer and fleet service and 4,250 management, accounting, marketing, and clerical personnel.

      Southwest has ten collective bargaining agreements covering approximately 82 percent of its employees. The following table sets forth the Company's employee groups and collective bargaining status:


            EMPLOYEE GROUP                                REPRESENTED BY               AGREEMENT AMENDABLE ON
            --------------                                --------------               ----------------------
Customer Service and Reservations        International Association of Machinists and       November 2002
                                         Aerospace Workers, AFL-CIO

Flight Attendants                        Transportation Workers of America, AFL-CIO        June 2002
                                         ("TWU")

Ramp, Operations and Provisioning        TWU                                               June 2006

Pilots                                   Southwest Airlines Pilots' Association            September 2004

Flight Dispatchers                       Southwest Airlines Employee Association           November 2009

Aircraft Appearance Technicians          International Brotherhood of Teamsters            February 2009
                                         ("Teamsters")

Stock Clerks                             Teamsters                                         August 2008

Mechanics                                Teamsters                                         In Negotiations

Flight Simulator Technicians             Teamsters                                         November 2008

Flight/Ground School Instructors and     Southwest Airlines Professional Instructors       December 2010
Flight Crew Training Instructors         Association


AIRCRAFT

      Southwest operated a total of 355 Boeing 737 aircraft as of December 31, 2001, of which 92 and 7 were under operating and capital leases, respectively. The remaining 256 aircraft were owned.

      Southwest was the launch customer for the Boeing 737-700 aircraft, the newest generation of the Boeing 737 aircraft type. The first 737-700 aircraft was delivered in December 1997 and entered revenue service in January 1998. At December 31, 2001, Southwest had 106 Boeing 737-700 aircraft in service.

      In total, at December 31, 2001, the Company had firm orders and options to purchase Boeing 737 Aircraft as follows:

          FIRM ORDERS AND OPTIONS TO PURCHASE BOEING 737-700 AIRCRAFT*



        DELIVERY YEAR           FIRM ORDERS       OPTIONS         ROLLING OPTIONS
        -------------           -----------       -------         ---------------
             2002                   11

             2003                   21

             2004                   23              13

             2005                   24              20

             2006                   22              20

             2007                   25               9                     20

          2008-2012                  6              25                    197

TOTALS                             132              87                    217


*Of the 32 Firm Orders indicated for 2002 and 2003, 19 aircraft are to be acquired from a special purpose trust (rather than Boeing). The balance of 13 Firm Orders in those years, as well as the remaining aircraft orders described in the above table, are directly with The Boeing Company. See Footnote 4 to the Consolidated Financial Statements.

      The Company currently intends to retire its fleet of 30 Boeing 737-200 aircraft over the next four years.

      The average age of the Company's fleet at December 31, 2001 was 8.75 years.

GROUND FACILITIES AND SERVICES

      Southwest leases terminal passenger service facilities at each of the airports it serves to which it has added various leasehold improvements. The Company leases land on a long-term basis for its maintenance centers located at Dallas Love Field, Houston Hobby, and Phoenix Sky Harbor, its training center near Love Field, which houses five 737 simulators, and its corporate headquarters, also located near Love Field. The maintenance, training center, and corporate headquarters buildings on these sites were built and are owned by Southwest. At December 31, 2001, the Company operated nine reservation centers. The reservation centers located in Little Rock, Arkansas; Chicago, Illinois; Albuquerque, New Mexico; and Oklahoma City, Oklahoma occupy leased space. The Company owns its Dallas, Texas; Houston, Texas; Phoenix, Arizona; Salt Lake City, Utah; and San Antonio, Texas reservation centers.

      The Company performs substantially all line maintenance on its aircraft and provides ground support services at most of the airports it serves. However, the Company has arrangements with certain aircraft maintenance firms for major component inspections and repairs for its airframes and engines, which comprise the majority of the annual aircraft maintenance costs.

LEGAL PROCEEDINGS

      The Company received a statutory notice of deficiency from the Internal Revenue Service (IRS) in July 1995 in which the IRS proposed to disallow deductions claimed by the Company on its federal income tax returns for the taxable years 1989 through 1991 for the costs of certain aircraft inspection and maintenance procedures. In response to the statutory notice of deficiency, the Company filed a petition in the United States Tax Court on October 30, 1997, seeking a determination that the IRS erred in disallowing the deductions claimed by the Company and there is no deficiency in the Company's tax liability for the taxable years in issue. On December 21, 2000, the national office of the IRS published a revenue ruling in which it concluded that aircraft inspection and maintenance is currently deductible as an ordinary and necessary business expense. In accordance with the revenue ruling, the IRS conceded the proposed adjustments to the deductions claimed by the Company for aircraft inspection and maintenance expense, and on June 1, 2001, a decision was entered by the Tax Court holding that there is no deficiency in income tax for the taxable years 1989 through 1991.

         The IRS similarly proposed to disallow deductions claimed by the Company on its federal income tax returns for the taxable years 1992 through 1994 primarily related to the costs of certain aircraft inspection and maintenance expenses. During 2001, the IRS conceded the proposed adjustments to the deductions claimed for aircraft inspection and maintenance expenses. Management believes the final resolution of this controversy will not have a material adverse effect upon the financial position or results of operations of the Company.

MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      Southwest's common stock is listed on the New York Stock Exchange and is traded under the symbol LUV. The high and low sales prices of the common stock on the Composite Tape and the quarterly dividends per share paid on the common stock, as adjusted for the February 2001 three-for-two stock split, were:


             PERIOD                       DIVIDEND                          HIGH                      LOW
             ------                       --------                          ----                      ---
        2000
           1st Quarter                  $  0.00367                        $ 13.92                   $ 10.00
           2nd Quarter                     0.00367                          15.17                     12.38
           3rd Quarter                     0.00367                          16.67                     12.75
           4th Quarter                     0.00367                          23.33                     15.75

        2001
           1st Quarter                  $  0.00450                        $ 23.27                   $ 16.00
           2nd Quarter                     0.00450                          20.03                     16.55
           3rd Quarter                     0.00450                          20.23                     11.25
           4th Quarter                     0.00450                          20.00                     14.52

         As of December 31, 2001, there were 11,324 holders of record of the Company's common stock.

RECENT SALES OF UNREGISTERED SECURITIES

         During 2001, Herbert D. Kelleher, President and Chief Executive Officer, exercised unregistered options to purchase Southwest Common Stock as follows:


       NUMBER OF SHARES PURCHASED*                  EXERCISE PRICE                       DATE OF EXERCISE
       --------------------------                   --------------                       ----------------
                 512,582                                 $1.00                           January 2, 2001
                 380,845                                 $1.00                           January 2, 2001
                 400,619                                 $3.358                          January 2, 2001

   *These numbers do not take into account the February 2001 three-for-two stock split.

         The issuances of the above options and shares to Mr. Kelleher were deemed exempt from the registration provisions of the Securities Act of 1933, as amended (the "Securities Act"), by reason of the provision of Section 4(2) of the Securities Act because, among other things, of the limited number of participants in such transactions and the agreement and representation of Mr. Kelleher that he was acquiring such securities for investment and not with a view to distribution thereof. The certificates representing the shares issued to Mr. Kelleher contain a legend to the effect that such shares are not registered under the Securities Act and may not be transferred except pursuant to a registration statement which has become effective under the Securities Act or to an exemption from such registration. The issuance of such shares was not underwritten.

SELECTED FINANCIAL DATA

         The following financial information for the five years ended December 31, 2001 has been derived from the Company's consolidated financial statements. This information should be read in conjunction with the Consolidated Financial Statements and related notes thereto included elsewhere herein. Share and per share information in this Report has been adjusted for the effect of the February 2001 three-for-two stock split.


                                                                           YEARS ENDED DECEMBER 31,
                                               ----------------------------------------------------------------------------------
                                                  2001              2000              1999             1998              1997
                                               ------------     ------------       ------------    ------------      ------------
FINANCIAL DATA:
   (in thousands except per share amounts)
   Operating revenues                          $  5,555,174     $  5,649,560       $  4,735,587    $  4,163,980      $  3,816,821
   Operating expenses                             4,924,052        4,628,415          3,954,011       3,480,369         3,292,585
                                               ------------     ------------       ------------    ------------      ------------
   Operating income                                 631,122        1,021,145            781,576         683,611           524,236
   Other expenses(income), net                     (196,537)           3,781              7,965         (21,501)            7,280
                                               ------------     ------------       ------------    ------------      ------------
   Income before income taxes                       827,659        1,017,364            773,611         705,112           516,956
   Provision for income taxes                       316,512          392,140            299,233         271,681           199,184
                                               ------------     ------------       ------------    ------------      ------------
   Net income                                  $    511,147     $    625,224(3)    $    474,378    $    433,431      $    317,772
                                               ============     ============       ============    ============      ============

   Net income per share, basic                 $        .67     $        .84(3)    $        .63    $        .58      $        .43
   Net income per share, diluted               $        .63     $        .79(3)    $        .59    $        .55      $        .41
   Cash dividends per common share             $      .0180     $      .0147       $      .0143    $      .0126      $      .0098
   Total assets at period-end                  $  8,997,141     $  6,669,572       $  5,653,703    $  4,715,996      $  4,246,160
   Long-term obligations at period-end         $  1,327,158     $    760,992       $    871,717    $    623,309      $    628,106
   Stockholders' equity at period-end          $  4,014,053     $  3,451,320       $  2,835,788    $  2,397,918      $  2,009,018

OPERATING DATA:
   Revenue passengers carried                    64,446,773       63,678,261         57,500,213      52,586,400        50,399,960
   Revenue passenger miles (RPMs) (000s)         44,493,916       42,215,162         36,479,322      31,419,110        28,355,169
   Available seat miles (ASMs) (000s)            65,295,290       59,909,965         52,855,467      47,543,515        44,487,496
   Load factor(1)                                      68.1%            70.5%              69.0%           66.1%             63.7%
   Average length of passenger haul (miles)             690              663                634             597               563
   Trips flown                                      940,426          903,754            846,823         806,822           786,288
   Average passenger fare                      $      83.46     $      85.87       $      79.35    $      76.26      $      72.81
   Passenger revenue yield per RPM                    12.09c.          12.95c.            12.51c.         12.76c.           12.94c.
   Operating revenue yield per ASM                     8.51c.           9.43c.             8.96c.          8.76c.            8.58c.
   Operating expenses per ASM                          7.54c.           7.73c.             7.48c.          7.32c.            7.40c.
   Fuel cost per gallon (average)                     70.86c.          78.69c.            52.71c.         45.67c.           62.46c.
   Number of Employees at year-end                   31,580           29,274             27,653          25,844            23,974
   Size of fleet at year-end(2)                         355              344                312             280               261

----------

(1)      Revenue passenger miles divided by available seat miles.

(2)      Includes leased aircraft.

(3) Excludes cumulative effect of accounting change of $22.1 million ($.03 per share).

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

YEAR IN REVIEW

In 2001, Southwest posted a profit for the 29th consecutive year in one of the most challenging operating environments the air travel industry has ever faced. During the year, Southwest also increased our domestic market share, made enhancements that will improve our Customer Service, and ended the year with more Employees and aircraft than we had when we began the year. Despite the onset of a recession early in 2001 and the September 11, 2001 terrorist attacks against the United States (the terrorist attacks), Southwest was profitable in each quarter of the year, including the third and fourth quarters after excluding federal grants recognized in these quarters under the Air Transportation Safety and System Stabilization Act (the Act). (See Note 3 to the Consolidated Financial Statements for further details on the terrorist attacks and the Act.) Although we were unable to match some of the Company's record-setting performance levels reached in 2000, our business strategy - primarily short haul, high frequency, low fare, point-to-point, high quality Customer Service - continued to serve us well during some difficult times in 2001.

In 2001, we continued to maintain our cost advantage over our industry while the recession and events of September 11 put downward pressure on revenues. In response to uncertainties following September 11 and the precipitous drop in demand for air travel, Southwest amended its agreement with The Boeing Company to defer aircraft deliveries (see Note 4 to the Consolidated Financial Statements) but did not ground airplanes, reduce service, or furlough Employees. Following the temporary FAA shutdown of U.S. air space following the terrorist attacks, load factors have steadily improved to somewhat normal, average historical levels. However, these load factors have resulted from significant fare discounting, which continues to result in year-over-year declines in passenger revenue yields per RPM (passenger yields) and operating revenue yields per ASM.

As we begin 2002, in addition to the difficult revenue environment for commercial airlines, the Company is faced with increased war risk insurance and passenger security costs resulting from continually evolving security laws and directives. In response to the terrorist attacks, the airline industry has worked diligently with Congress, the DOT, the FAA, and law enforcement officials to enhance security. During fourth quarter 2001, the Company was able to offset these additional costs because of lower jet fuel prices and through internal cost reduction initiatives implemented following the terrorist attacks. However, there can be no assurance the Company will be able to continue to offset future cost increases resulting from the changing commercial airline environment. (The immediately preceding sentence is a forward-looking statement that involves uncertainties that could result in actual results differing materially from expected results. Some significant factors include, but may not be limited to, additional laws or directives that could increase the Company's costs or result in changes to the Company's operations, etc.)

During 2001, we began service to two new cities, West Palm Beach, Florida, and Norfolk, Virginia, while also discontinuing service to San Francisco International Airport due to airport congestion. We have been pleased with the initial results in both of the new Southwest cities. Prior to September 11, the Company also continued to add flights between cities already served. Southwest ended 2001 serving 58 cities in 30 states. Immediately following the terrorist attacks, Southwest suspended fleet growth. However, by the end of the year, Southwest had announced plans for modest growth to resume in early 2002.

Currently, available seat mile (ASM) capacity is expected to grow approximately
3.5 percent in 2002 with the planned net addition of at least 8 aircraft. The Company will place in service at least 11 new Boeing 737-700s scheduled for delivery during the year and will retire three of the Company's older 737-200s. (The immediately preceding sentences are forward-looking statements that involve uncertainties that could result in actual results differing materially from expected results. Some significant factors include, but may not be limited to, future capacity decisions made by the Company, demand for air travel, changes in the Company's aircraft retirement schedule, etc.)

RESULTS OF OPERATIONS

2001 COMPARED WITH 2000 The Company's consolidated net income for 2001 was $511.1 million ($.63 per share, diluted), as compared to 2000 net income, before the cumulative effect of change in accounting principle, of $625.2 million ($.79 per share, diluted), a decrease of 18.2 percent. The prior years' net income per share amounts have been restated for the 2001 three-for-two stock split (see
Note 11 to the Consolidated Financial Statements). Consolidated results for 2001 included $235 million in gains that the Company recognized from grants under the Act and special pre-tax charges of approximately $48 million arising from the terrorist attacks (see Note 3 to the Consolidated Financial Statements). Excluding the grant and special charges related to the terrorist attacks, net income for 2001 was $412.9 million ($.51 per share, diluted). The cumulative effect of change in accounting principle for 2000 was $22.1 million, net of taxes of

$14.0 million (see Note 2 to the Consolidated Financial Statements). Net income and net income per share, diluted, after the cumulative change in accounting principle, for 2000, were $603.1 million and $.76, respectively. Operating income for 2001 was $631.1 million, a decrease of 38.2 percent compared to 2000.

Following the terrorist attacks, all U.S. commercial flight operations were suspended for approximately three days. However, the Company continued to incur nearly all of its normal operating expenses (with the exception of certain direct trip-related expenditures such as fuel, landing fees, etc.). The Company cancelled approximately 9,000 flights before resuming flight operations on September 14, although we did not resume our normal pre-September 11 flight schedule until September 18, 2001. Once the Company did resume operations, load factors and passenger yields were severely impacted and ticket refund activity increased. The Company estimates that from September 11 through September 30, it incurred operating losses in excess of $130 million.

The effects of the terrorist attacks continued to be felt throughout fourth quarter 2001. The Company's operating income during fourth quarter 2001 was $37.1 million, a decrease of 85.2 percent compared to fourth quarter 2000. Without consideration of any federal grant under the Act the Company expects to recognize in first quarter 2002 (see Note 3 to the Consolidated Financial Statements), it is not yet known whether the Company will be profitable in first quarter 2002, due to uncertain economic conditions and the difficult airline industry revenue environment.

OPERATING REVENUES Consolidated operating revenues decreased 1.7 percent due primarily to a 1.6 percent decrease in passenger revenues. The decrease in passenger revenues was a direct result of the terrorist attacks. Because of the terrorist attacks, fluctuations in passenger revenue can best be explained by discussing the year in two distinct time periods: January through August, 2001, and September through December, 2001.

From January through August, 2001, passenger revenues were approximately 8.7 percent higher than the same period in 2000 due primarily to an increase in capacity, as measured by ASMs, of 11.6 percent. The capacity increase was due to the addition of 14 aircraft during 2001 (all prior to September 11) and was partially offset by a decrease of 1.9 percent in passenger yield. Passenger yields decreased as a result of fare discounting by the Company and the airline industry in general as the United States economy weakened throughout the year. The Company's load factor (RPMs divided by ASMs) over this time period was 71.2 percent, compared to 71.7 percent for the same period in 2000.

From September through December, 2001, passenger revenues were approximately
21.7 percent lower than the same period of 2000. Capacity increased 4.0 percent and the Company's load factor fell to 62.0 percent, compared to 68.2 percent during the same period of 2000. Passenger yields were 17.2 percent lower during this period versus the same period of 2000 due to aggressive fare sales following the terrorist attacks.

For the full year, the Company experienced a 1.2 percent increase in revenue passengers carried, a 5.4 percent increase in revenue passenger miles (RPMs), and a 9.0 percent increase in ASMs. The Company's load factor for 2001 was off
2.4 points to 68.1 percent and there was a 6.7 percent decrease in 2001 passenger yield.

Load factors in January 2002 continued to trail those experienced in January 2001. Additionally, passenger yields remain significantly below prior year levels. As a result, the Company expects first quarter 2002 revenue per available seat mile to continue to fall below first quarter 2001 levels. (The immediately preceding sentence is a forward-looking statement, which involves uncertainties that could result in actual results differing materially from expected results. Some significant factors include, but may not be limited to, additional incidents that could cause the public to question the safety and/or efficiency of air travel, competitive pressure such as fare sales and capacity changes by other carriers, general economic conditions, operational disruptions as a result of bad weather, the impact of labor issues, and variations in advance booking trends.) See Note 1 to the Consolidated Financial Statements for further information on the Company's revenue recognition policy.

As a result of weak economic conditions throughout 2001, consolidated freight revenues decreased 17.6 percent. There were decreases in both the number of freight shipments and revenue per shipment. Following the September 11, 2001 terrorist attacks, the United States Postal Service made the decision to shift a portion of the mail that commercial carriers had previously carried to freight carriers. As a result of this decision, the Company expects to experience a decrease in freight revenues during at least the first half of 2002 when compared to 2001. (The immediately preceding sentence is a forward-looking statement, which involves uncertainties that could result in actual results differing materially from expected results. Some significant factors include, but may not be limited to, general economic conditions, subsequent shifts in business by the United States Postal Service, and capacity changes by other carriers.) Other revenues increased 20.3 percent due primarily to an increase in commissions earned from programs the Company sponsors with certain business partners, such as the Company sponsored First USA Visa card.

OPERATING EXPENSES Consolidated operating expenses for 2001 increased 6.4 percent, compared to the 9.0 percent increase in capacity. Operating expenses per ASM decreased 2.5 percent to $.0754, compared to $.0773 in 2000, due primarily to a decrease in average jet fuel prices. The average fuel cost per gallon in 2001 was $.7086, 10.0 percent lower than the average cost per gallon in 2000 of $.7869. Excluding fuel expense, operating expenses per ASM decreased ..3 percent.

Operating expenses per ASM for 2001 and 2000 were as follows:



                                                                     Increase         Percent
                                         2001           2000        (decrease)        change
                                     -----------    -----------    -----------     -----------

Salaries, wages, and benefits               2.51c.         2.41c.          .10c.           4.1%
Employee retirement plans                    .33            .40           (.07)          (17.5)
Fuel and oil                                1.18           1.34           (.16)          (11.9)
Maintenance materials and repairs            .61            .63           (.02)           (3.2)
Agency commissions                           .16            .27           (.11)          (40.7)
Aircraft rentals                             .29            .33           (.04)          (12.1)
Landing fees and other rentals               .48            .44            .04             9.1
Depreciation                                 .49            .47            .02             4.3
Other                                       1.49           1.44            .05             3.5
                                     -----------    -----------    -----------     -----------
  Total                                     7.54c.         7.73c.         (.19)c.         (2.5)%
                                     ===========    ===========    ===========     ===========

Approximately 59 percent of the increase in Salaries, wages, and benefits per ASM was due to increases in salaries and wages from higher average wage rates within certain workgroups and increased headcount due in part to the increased security requirements following the September terrorist attacks. The remaining 41 percent of the increase in Salaries, wages, and benefits per ASM was due to higher benefits costs, primarily health care costs.

The Company's Ramp, Operations, and Provisioning Agents are subject to an agreement with the Transport Workers Union of America, (TWU), which became amendable in December 2000. The Company reached an agreement with the TWU, which was ratified by its membership in June 2001. The new contract becomes amendable in June 2006.

The Company's Mechanics are subject to an agreement with the International Brotherhood of Teamsters (the Teamsters), which became amendable in August 2001. Southwest is currently in negotiations with the Teamsters for a new contract.

The Company's Flight Attendants are subject to an agreement with the TWU, which becomes amendable in June 2002. The Company's Customer Service and Reservations Agents are subject to an agreement with the International Association of Machinists and Aerospace Workers, which becomes amendable in November 2002.

Employee retirement plans expense per ASM decreased 17.5 percent, due primarily to the decrease in Company earnings available for profitsharing. The decrease in earnings more than offset an increase in expense due to a 4th quarter amendment made to the Company's profitsharing plan. This amendment enabled the Company to take into consideration federal grants under the Act and special charges resulting from the terrorist attacks in the calculation of profitsharing.

Fuel and oil expense per ASM decreased 11.9 percent, due primarily to a 10.0 percent decrease in the average jet fuel cost per gallon. The average cost per gallon of jet fuel in 2001 was $.7086 compared to $.7869 in 2000, including the effects of hedging activities. The Company's 2001 and 2000 average jet fuel prices are net of approximately $79.9 million and $113.5 million in gains from hedging activities, respectively. The Company's 2001 hedging gains were calculated according to the requirements of Statement of Financial Accounting Standards No. 133, as amended (SFAS 133), which the Company adopted January 1, 2001. See Note 2 and Note 9 to the Consolidated Financial Statements. As detailed in Note 9 to the Consolidated Financial Statements, the Company has hedges in place for approximately 60 percent of its anticipated fuel consumption in 2002. Considering current market prices and the continued effectiveness of the Company's fuel hedges, we are forecasting our first quarter 2002 average fuel cost per gallon to be below first quarter 2001's average fuel cost per gallon of $.7853. The majority of the Company's near term hedge positions are in the form of option contracts, which should enable the Company to continue to benefit to a large extent from a decline in jet fuel prices. (The immediately preceding two sentences are forward-looking statements, which involve uncertainties that could result in actual results differing materially from expected results. Such uncertainties include, but may not be limited to, the largely unpredictable levels of jet fuel prices, the continued effectiveness of the Company's fuel hedges, and changes in the Company's overall fuel hedging strategy.)

Maintenance materials and repairs per ASM decreased 3.2 percent. This decrease was due primarily to the Company's capacity growth exceeding the increase in expense. Virtually all of the Company's 2001 capacity growth versus the prior year was accomplished with new aircraft, most of which have not yet begun to incur any meaningful repair costs. The decrease in engine expense was partially offset by an increase in expense for airframe inspections and repairs. In addition to an increase in the number of airframe inspections and repairs, the cost per event increased compared to 2000. Currently, the Company expects an increase in maintenance materials and repairs expense per ASM in first quarter 2002 versus first quarter 2001. (The immediately preceding sentence is a forward-looking statement involving uncertainties that could result in actual results differing materially from expected results. Such uncertainties include, but may not be limited to, any unscheduled required aircraft airframe or engine repairs and regulatory requirements.)

Agency commissions per ASM decreased 40.7 percent, due primarily to a change in the Company's commission rate policy. Effective January 1, 2001, the Company reduced the commission rate paid to travel agents from ten percent to eight percent for Ticketless bookings, and from ten percent to five percent for paper ticket bookings. Effective October 15, 2001, the Company reduced the commission paid to travel agents to five percent (with no cap), regardless of the type of ticket sold. Due to this most recent commission policy change in October 2001, we expect agency commissions to show a year-over-year decrease in first quarter 2002 on a per-ASM basis. (The immediately preceding sentence is a forward-looking statement involving uncertainties that could result in actual results differing materially from expected results. Such uncertainties include, but may not be limited to, changes in consumer ticket purchasing habits.)

Aircraft rentals per ASM decreased 12.1 percent due primarily to a lower percentage of the aircraft fleet being leased. Approximately 25.9 percent of the Company's aircraft were under operating lease at December 31, 2001, compared to
27.3 percent at December 31, 2000. Based on the Company's current new aircraft delivery schedule and scheduled aircraft retirements for 2001, we expect a decline in aircraft rental expense per ASM in 2002. (The immediately preceding sentence is a forward-looking statement involving uncertainties that could result in actual results differing materially from expected results. Such uncertainties include, but may not be limited to, changes in the Company's current schedule for purchase and/or retirement of aircraft.)

Landing fees and other rentals per ASM increased 9.1 percent primarily as a result of the Company's expansion of facilities at several airports, including Baltimore-Washington International Airport and Chicago Midway Airport. As a result of the terrorist attacks, most other major airlines have reduced their flight schedules and/or have retired aircraft early due to the decrease in demand for air travel. Since Southwest has not reduced the number of flights it offers, the Company expects that the airport costs it shares with other airlines on the basis of relative flights landed or passengers carried, such as landing fees and common space rentals, will increase on a per-ASM basis in future periods. In fourth quarter 2001, landing fees and other rentals per ASM increased 21.4 percent. The Company currently expects a similar year-over-year increase in first quarter 2002. (The immediately preceding sentence is a forward-looking statement involving uncertainties that could result in actual results differing materially from expected results. Such uncertainties include, but may not be limited to, changes in competitors' flight schedules, demand for air travel, etc.)

Depreciation expense per ASM increased 4.3 percent due primarily to the growth in the Company's aircraft fleet prior to the September 11, 2001 terrorist attacks. The Company had received delivery of 14 new 737-700 aircraft prior to September 11, bringing the percentage of owned aircraft in the Company's fleet to 74.1 percent by the end of 2001 compared to 72.7 percent at the end of 2000.

Other operating expenses per ASM increased 3.5 percent due primarily to a significant increase in passenger liability, aircraft hull, and third party liability insurance costs following the terrorist attacks. The Company's insurance carriers cancelled their war risk and terrorism insurance policies following the terrorist attacks and reinstated such coverage at significantly higher rates than before. Although the Company was reimbursed for a portion of the higher rates by the federal government for one month during fourth quarter 2001, we have assumed no further reimbursements. As a result, the Company currently expects continued year-over-year increases in insurance costs for the near term future, including first quarter 2002. (The immediately preceding sentence is a forward-looking statement involving uncertainties that could result in actual results differing materially from expected results. Such uncertainties include, but may not be limited to, the financial stability of companies offering insurance policies to the airline industry, the level of competition within the insurance industry, etc.)

OTHER "Other expenses (income)" included interest expense, capitalized interest, interest income, and other gains and losses. Interest expense was flat compared to the prior year. Following the terrorist attacks, the Company borrowed the full $475 million available under its revolving credit facility and issued $614.3 million in long-term debt in the form of Pass-Through Certificates (see
Note 7 to the Consolidated Financial Statements.) The increase in expense caused by these borrowings was offset by a decrease in interest rates on the Company's floating rate debt and the July 2001 redemption of $100 million of unsecured notes. Based on the Company's recent borrowings, we expect interest expense to be higher on a year-over-year basis in first quarter 2002. (The immediately preceding sentence is a forward-looking statement involving uncertainties that could result in actual results differing materially from expected results. Such uncertainties include, but may not be limited to, subsequent financing decisions made by the Company.) Capitalized interest decreased 25.3 percent primarily as a result of lower 2001 progress payment balances for scheduled future aircraft deliveries compared to 2000. The lower progress payments were due in part to the deferral of Boeing 737 aircraft firm orders and options following the terrorist attacks. Interest income increased 6.2 percent due primarily to higher invested cash balances, partially offset by lower rates of return. Other gains in 2001 resulted primarily from $235 million received as the Company's share of government grant funds under the Act provided to offset the Company's direct and incremental losses following the terrorist attacks, through the end of 2001. The Company expects to receive up to an additional $50 million in 2002, but determined that due to some uncertainties regarding the amount to be received, accrual of any amounts in 2001 as a receivable was not proper. (The immediately preceding sentence is a forward-looking statement involving uncertainties that could result in actual results differing materially from expected results. Such uncertainties include, but may not be limited to, subsequent modifications or amendments to the Act, interpretations of the meaning of direct and incremental losses, and changes in the government's expected schedule of distributing grant funds, etc.) See Note 3 to the Company's Consolidated Financial Statements for further discussion of the Act and grants from the government.

INCOME TAXES The provision for income taxes, as a percentage of income before taxes, decreased slightly to 38.24 percent in 2001 from 38.54 percent in 2000. The decrease resulted primarily from lower effective state tax rates in 2001.

2000 COMPARED WITH 1999 The Company's consolidated net income for 2000 before the cumulative effect of a change in accounting principle was $625.2 million ($.79 per share, diluted), an increase of 31.8 percent. The cumulative change in accounting principle, related to the adoption of SEC Staff Accounting Bulletin No. 101, was $22.1 million, net of taxes of $14.0 million (see Note 2 to the Consolidated Financial Statements). Net income, after the cumulative change in accounting principle, was $603.1 million. Net income per share, diluted, after consideration of the accounting change, was $.76 compared to $.59 in 1999. Operating income was $1,021.1 million, an increase of 30.7 percent compared to 1999.

OPERATING REVENUES Consolidated operating revenues increased 19.3 percent due primarily to a 19.8 percent increase in passenger revenues. The increase in passenger revenues primarily resulted from the Company's increased capacity, strong demand for commercial air travel, and excellent marketing and revenue management. The Company experienced a 10.7 percent increase in revenue passengers carried, a 15.7 percent increase in RPMs, and a 3.6 percent increase in passenger yield. The increase in passenger yield was due primarily to an 8.2 percent increase in average passenger fare, partially offset by a 4.6 percent increase in average length of passenger haul. The increase in average passenger fare was due primarily to modest fare increases combined with a higher mix of full-fare passengers.

The increase in RPMs exceeded a 13.3 percent increase in ASMs resulting in a load factor of 70.5 percent, or 1.5 points above the prior year. The increase in ASMs resulted primarily from the net addition of 32 aircraft during the year.

Freight revenues increased 7.5 percent due primarily to an increase in capacity. Other revenues, which consist primarily of charter revenues, increased 1.2 percent. This increase was less than the Company's increase in capacity due primarily to the Company's decision to utilize more of its aircraft to satisfy the strong demand for scheduled service and, therefore, make fewer aircraft available for charters.

OPERATING EXPENSES Consolidated operating expenses for 2000 increased 17.1 percent, compared to the 13.3 percent increase in capacity. Operating expenses per ASM increased 3.3 percent to $.0773, compared to $.0748 in 1999, due primarily to an increase in average jet fuel prices. The average fuel cost per gallon in 2000 was $.7869, which was the highest annual average fuel cost per gallon experienced by the Company since 1984. Excluding fuel expense, operating expenses per ASM decreased 2.6 percent.

Salaries, wages, and benefits per ASM increased slightly, as increases in productivity in several of the Company's operational areas were more than offset by higher benefits costs, primarily workers' compensation expense, and increases in average wage rates within certain workgroups.

Employee retirement plans expense per ASM increased 11.1 percent, due primarily to the increase in Company earnings available for profit sharing.

Fuel and oil expense per ASM increased 44.1 percent, due primarily to a 49.3 percent increase in the average jet fuel cost per gallon. The average price per gallon of jet fuel in 2000 was $.7869 compared to $.5271 in 1999, including the effects of hedging activities. The Company's 2000 and 1999 average jet fuel prices are net of approximately $113.5 million and $14.8 million in gains from hedging activities, respectively.

Maintenance materials and repairs per ASM decreased 10.0 percent primarily because of a decrease in engine maintenance expense for the Company's 737-200 aircraft fleet as 1999 was an unusually high period for engine maintenance on these aircraft. Engine repairs for the Company's 737-200 aircraft are expensed on a time and materials basis. These engine repairs represented approximately 75 percent of the total decrease, while a decrease in airframe inspections and repairs per ASM represented the majority of the remaining decrease. The decrease in airframe inspections and repairs was due primarily to a greater amount of this work being performed internally versus 1999, when a large portion of this type of work was outsourced. Therefore, in 2000, a larger portion of the cost of these repairs was reflected in salaries and wages.

Agency commissions per ASM decreased 10.0 percent, due primarily to a decrease in commissionable revenue. Approximately 31 percent of the Company's 2000 revenues were attributable to direct bookings through the Company's Internet site compared to approximately 19 percent in the prior year. The increase in Internet revenues contributed to the Company's percentage of commissionable revenues decreasing from 34.6 percent in 1999 to 29.1 percent in 2000.

Aircraft rentals decreased 13.2 percent due primarily to a lower percentage of the aircraft fleet being leased. Approximately 27.3 percent of the Company's aircraft were under operating lease at December 31, 2000, compared to 30.8 percent at December 31, 1999.

Landing fees and other rentals per ASM decreased 4.3 percent primarily as a result of a decrease in landing fees per ASM of 6.7 percent, partially offset by a slight increase in other rentals. Although landing fees declined on a per-ASM basis, they were basically flat on a per-trip basis. The growth in ASMs exceeded the trip growth due primarily to a 5.8 percent increase in stage length (the average distance per aircraft trip flown).

Other operating expenses per ASM decreased 3.4 percent due primarily to Company-wide cost reduction efforts. The Company also reduced its advertising expense 9.5 percent per ASM, taking advantage of our national presence, increasing brand awareness, and strong Customer demand.

OTHER "Other expenses (income)" included interest expense, capitalized interest, interest income, and other gains and losses. Interest expense increased 29.1 percent due primarily to the Company's issuance of $256 million of long-term debt in fourth quarter 1999. Capitalized interest decreased 11.9 percent primarily as a result of lower 2000 progress payment balances for scheduled future aircraft deliveries compared to 1999. Interest income increased 59.0 percent due primarily to higher invested cash balances and higher rates of return. Other losses in 1999 resulted primarily from a write-down associated with the consolidation of certain software development projects.

INCOME TAXES The provision for income taxes, as a percentage of income before taxes, decreased slightly to 38.54 percent in 2000 from 38.68 percent in 1999.

LIQUIDITY AND CAPITAL RESOURCES

Net cash provided by operating activities was $1.5 billion in 2001 compared to $1.3 billion in 2000. The increase in operating cash flows was due primarily to the deferral of approximately $186 million in tax payments until January 2002, as provided for in the Act, which more than offset the decrease in net income. Net cash provided by financing activities was $1.3 billion in 2001 compared to a net use of $59.5 million in 2000. Financing cash flows were generated from borrowings the Company made from its $475 million revolving credit facility and the issuance of $614.3 million in long-term debt. These borrowings were partially offset by the redemption of $100 million unsecured notes in 2001. See
Note 6 and Note 7 to the Consolidated Financial Statements for more information on these financing activities. Cash generated in 2001 was primarily used to finance aircraft-related capital expenditures and provide working capital.

During 2001, net capital expenditures were $1.0 billion, which primarily related to the purchase of 14 new 737-700 aircraft delivered to the Company, 11 new 737-700 aircraft the Company has effectively purchased via a special purpose trust (the Trust), and progress payments for future aircraft deliveries. See
Note 4 to the Consolidated Financial Statements for more information on the Trust. The Company's contractual commitments consist primarily of scheduled aircraft acquisitions. As a result of the terrorist attacks, the Company was able to modify its future aircraft delivery dates through the amendment of our purchase contract with The Boeing Company and through the creation of the Trust. Through the Trust, as of December 31, 2001, Southwest will take delivery and place in service 11 new 737-700 aircraft in 2002 and eight new 737-700 aircraft in 2003. Excluding aircraft scheduled to be delivered from the Trust, as of December 31, 2001, the Company has no new 737-700 aircraft deliveries scheduled for 2002, 13 in 2003, 23 in 2004, 24 in 2005, 22 in 2006,
25 in 2007, and 6 in 2008. The Company also has a total of 87 purchase options for new 737-700 aircraft for years 2004 through 2008 and purchase rights for an additional 217 737-700s during 2007-2012. In total, Southwest's Trust deliveries, firm orders, options, and purchase rights through 2012 are at 436 aircraft. The Company has the option, which must be exercised two years prior to the contractual delivery date, to substitute 737-600s or 737-800s for the 737-700s. The following table provides details regarding the Company's contractual cash obligations subsequent to December 31, 2001:


                                                             CONTRACTUAL CASH OBLIGATIONS BY YEAR (IN MILLIONS)
                                        ----------------------------------------------------------------------------------------
                                                                                                           BEYOND 5
                                           2002         2003         2004         2005         2006        YEARS        TOTAL
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------

Long-term debt(1)                       $       40   $      130   $      232   $      142   $      541   $      291   $    1,376
Short-term borrowings                          475           --           --           --           --           --          475
Operating lease commitments                    290          275          243          217          185        1,590        2,800
Aircraft purchase commitments(2)               319          689          685          719          641          622        3,675
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
   Total Contractual cash obligations   $    1,124   $    1,094   $    1,160   $    1,078   $    1,367   $    2,503   $    8,326
                                        ==========   ==========   ==========   ==========   ==========   ==========   ==========

----------
(1) Includes amounts classified as interest for capital lease obligations
(2) Includes amounts payable to the Trust - see Note 4 to the Consolidated Financial Statements.

The Company has various options available to meet its capital and operating commitments, including cash on hand at December 31, 2001 of $2.28 billion and internally generated funds. In addition, the Company will also consider various borrowing or leasing options to maximize earnings and supplement cash requirements. The Company believes it has access to a wide variety of financing arrangements because of its excellent credit ratings and modest leverage.

The Company currently has outstanding shelf registrations for the issuance of $704 million of public debt securities, which it may utilize for aircraft financings in 2002 and 2003.

On September 23, 1999, the Company announced its Board of Directors had authorized the repurchase of up to $250 million of the Company's common stock. Repurchases are made in accordance with applicable securities laws in the open market or in private transactions from time to time, depending on market conditions, and may be discontinued at any time. As of December 31, 2001, in aggregate, 18.3 million shares had been repurchased at a total cost of $199.2 million, of which $108.7 million was completed in 2000. No shares were repurchased in 2001.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

Southwest has interest rate risk in that it holds floating rate debt instruments and has commodity price risk in that it must purchase jet fuel to operate its aircraft fleet. The Company purchases jet fuel at prevailing market prices, but seeks to minimize its average jet fuel cost through execution of a documented hedging strategy. Southwest has market sensitive instruments in the form of fixed rate debt instruments and derivative instruments used to hedge its exposure to jet fuel price increases. The Company also operates 99 aircraft under operating and capital leases. However, leases are not considered market sensitive financial instruments and, therefore, are not included in the interest rate sensitivity analysis below. Commitments related to leases are disclosed in
Note 8 to the Consolidated Financial Statements. The Company does not purchase or hold any derivative financial instruments for trading purposes. See Note 2 to the Consolidated Financial Statements for information on the Company's accounting for its hedging program and Note 9 to the Consolidated Financial Statements for further detail on the Company's financial derivative instruments.

The fair values of outstanding financial derivative instruments related to the Company's jet fuel market price risk at December 31, 2001 were a net liability of approximately $19.4 million, which is classified in accrued liabilities in the Consolidated Balance Sheet. The fair values of the derivative instruments, depending on the type of instrument, were determined by the use of present value methods or standard option value models with assumptions about commodity prices based on those observed in underlying markets. An immediate ten percent increase or decrease in underlying fuel-related commodity prices from the December 31, 2001 prices would correspondingly change the fair value of the commodity derivative instruments in place by approximately $55 million. Changes in the related commodity derivative instrument cash flows may change by more or less than this amount based upon further fluctuations in futures prices as well as related income tax effects. This sensitivity analysis uses industry standard valuation models and holds all inputs constant at December 31, 2001 levels, except underlying futures prices.

Airline operators are inherently capital intensive, as the vast majority of the Company's assets are expensive aircraft, which are long-lived. The Company's strategy is to capitalize conservatively and grow capacity steadily and profitably. While the Company uses financial leverage, it has maintained a strong balance sheet and an "A" credit rating on its senior unsecured fixed-rate debt with Standard & Poor's and Fitch ratings agencies, and a "Baa1" or equivalent credit rating with Moody's rating agency. The Company's Aircraft Secured Notes and French Credit Agreements do not give rise to significant fair value risk but do give rise to interest rate risk because these borrowings are floating-rate debt. Although there is interest rate risk associated with these secured borrowings, the risk is somewhat mitigated by the fact that the Company may prepay this debt on any of the semi-annual principal and interest payment dates. See Note 7 to the Consolidated Financial Statements for more information on these borrowings.

As disclosed in Note 7 to the Consolidated Financial Statements, the Company had outstanding senior unsecured notes totaling $400 million at December 31, 2001. Also, as disclosed in Note 7, the Company issued $614.3 million in long-term debt in November 2001 in the form of Pass-Through Certificates (Certificates), which are secured by aircraft the Company owns. The total of the Company's long-term unsecured notes represented only 6.2 percent of total non-current assets at December 31, 2001. The unsecured long-term debt currently has a weighted-average maturity of 9.0 years at fixed rates averaging 7.6 percent at December 31, 2001, which is comparable to average rates prevailing over the last ten years. The Certificates bear interest at a combined weighted-average rate of
5.8 percent. The Company does not have significant exposure to changing interest rates on its unsecured long-term debt or its Certificates because the interest rates are fixed and the financial leverage is modest.

The Company also has some risk associated with changing interest rates due to the short term nature of its invested cash, which was $2.28 billion at December 31, 2001. The Company invests available cash in certificates of deposit and investment grade commercial paper that generally have maturities of three months or less; therefore, the returns earned on these investments parallel closely with floating interest rates. The Company has not undertaken any additional actions to cover interest rate market risk and is not a party to any other material interest rate market risk management activities.

A hypothetical ten percent change in market interest rates as of December 31, 2001 would not have a material effect on the fair value of the Company's fixed rate debt instruments. See Note 9 to the Consolidated Financial Statements for further information on the fair value of the Company's financial instruments. A change in market interest rates could, however, have a corresponding effect on the Company's earnings and cash flows associated with its Aircraft Secured Notes, French Credit Agreements, and invested cash because of the floating rate nature of these items. Assuming floating market rates in effect as of December 31, 2001 were held constant throughout a twelve month period, a hypothetical ten percent change in those rates would correspondingly change the Company's net earnings and cash flows associated with these items by approximately $2.1 million. However, a ten percent change in market rates would not impact the Company's earnings or cash flow associated with the Company's publicly traded fixed-rate debt, or its Certificates.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


SOUTHWEST AIRLINES CO.
CONSOLIDATED BALANCE SHEETS


(In thousands, except per share amounts)                                  DECEMBER 31,
                                                                     2001             2000
                                                                 ------------     ------------
ASSETS
Current assets:
  Cash and cash equivalents                                      $  2,279,861     $    522,995
  Accounts and other receivables                                       71,283          138,070
  Inventories of parts and supplies, at cost                           70,561           80,564
  Deferred income taxes                                                46,400           28,005
  Prepaid expenses and other current assets                            52,114           61,902
                                                                 ------------     ------------
    Total current assets                                            2,520,219          831,536

Property and equipment, at cost:
  Flight equipment                                                  7,534,119        6,831,913
  Ground property and equipment                                       899,421          800,718
  Deposits on flight equipment purchase contracts                     468,154          335,164
                                                                 ------------     ------------
                                                                    8,901,694        7,967,795
  Less allowance for depreciation                                   2,456,207        2,148,070
                                                                 ------------     ------------
                                                                    6,445,487        5,819,725
Other assets                                                           31,435           18,311
                                                                 ------------     ------------
                                                                 $  8,997,141     $  6,669,572
                                                                 ============     ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                               $    504,831     $    312,716
  Accrued liabilities                                                 547,540          499,874
  Air traffic liability                                               450,407          377,061
  Aircraft purchase obligations                                       221,840               --
  Short-term borrowings                                               475,000               --
  Current maturities of long-term debt                                 39,567          108,752
                                                                 ------------     ------------
    Total current liabilities                                       2,239,185        1,298,403

Long-term debt less current maturities                              1,327,158          760,992
Deferred income taxes                                               1,058,143          852,865
Deferred gains from sale and leaseback of aircraft                    192,342          207,522
Other deferred liabilities                                            166,260           98,470

Commitments and contingencies

Stockholders' equity:
  Common stock, $1.00 par value: 2,000,000 shares authorized;
    766,774 and 507,897 shares issued in 2001
    and 2000, respectively                                            766,774          507,897
  Capital in excess of par value                                       50,409          103,780
  Retained earnings                                                 3,228,408        2,902,007
  Accumulated other comprehensive income (loss)                       (31,538)              --
  Treasury stock, at cost: 3,735 shares in 2000                            --          (62,364)
                                                                 ------------     ------------
    Total stockholders' equity                                      4,014,053        3,451,320
                                                                 ------------     ------------
                                                                 $  8,997,141     $  6,669,572
                                                                 ============     ============

See accompanying notes.

SOUTHWEST AIRLINES CO.
CONSOLIDATED STATEMENTS OF INCOME


                                                            YEARS ENDED DECEMBER 31,
(In thousands, except per share amounts)              2001            2000            1999
                                                   -----------     -----------     -----------
OPERATING REVENUES:
  Passenger                                        $ 5,378,702     $ 5,467,965     $ 4,562,616
  Freight                                               91,270         110,742         102,990
  Other                                                 85,202          70,853          69,981
                                                   -----------     -----------     -----------
    Total operating revenues                         5,555,174       5,649,560       4,735,587

OPERATING EXPENSES:
  Salaries, wages, and benefits                      1,856,288       1,683,689       1,455,237
  Fuel and oil                                         770,515         804,426         492,415
  Maintenance materials and repairs                    397,505         378,470         367,606
  Agency commissions                                   103,014         159,309         156,419
  Aircraft rentals                                     192,110         196,328         199,740
  Landing fees and other rentals                       311,017         265,106         242,002
  Depreciation                                         317,831         281,276         248,660
  Other operating expenses                             975,772         859,811         791,932
                                                   -----------     -----------     -----------
    Total operating expenses                         4,924,052       4,628,415       3,954,011
                                                   -----------     -----------     -----------

OPERATING INCOME                                       631,122       1,021,145         781,576

OTHER EXPENSES (INCOME):
  Interest expense                                      69,827          69,889          54,145
  Capitalized interest                                 (20,576)        (27,551)        (31,262)
  Interest income                                      (42,562)        (40,072)        (25,200)
  Other (gains) losses, net                           (203,226)          1,515          10,282
                                                   -----------     -----------     -----------
    Total other expenses (income)                     (196,537)          3,781           7,965
                                                   -----------     -----------     -----------

INCOME BEFORE TAXES AND CUMULATIVE EFFECT
   OF CHANGE IN ACCOUNTING PRINCIPLE                   827,659       1,017,364         773,611
PROVISION FOR INCOME TAXES                             316,512         392,140         299,233
                                                   -----------     -----------     -----------

INCOME BEFORE CUMULATIVE EFFECT OF
   CHANGE IN ACCOUNTING PRINCIPLE                      511,147         625,224         474,378
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE, NET OF INCOME TAXES                            --         (22,131)             --
                                                   -----------     -----------     -----------
NET INCOME                                         $   511,147     $   603,093     $   474,378
                                                   ===========     ===========     ===========

NET INCOME PER SHARE, BASIC BEFORE CUMULATIVE
   EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE        $       .67     $       .84     $       .63
CUMULATIVE EFFECT OF CHANGE IN
   ACCOUNTING PRINCIPLE                                     --            (.03)             --
                                                   -----------     -----------     -----------
NET INCOME PER SHARE, BASIC                        $       .67     $       .81     $       .63
                                                   ===========     ===========     ===========

NET INCOME PER SHARE, DILUTED BEFORE CUMULATIVE
   EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE        $       .63     $       .79     $       .59
CUMULATIVE EFFECT OF CHANGE IN
   ACCOUNTING PRINCIPLE                                     --            (.03)             --
                                                   -----------     -----------     -----------
NET INCOME PER SHARE, DILUTED                      $       .63     $       .76     $       .59
                                                   ===========     ===========     ===========


See accompanying notes.

SOUTHWEST AIRLINES CO.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                            YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999
                                          -------------------------------------------------------------------------------------
                                                                                      ACCUMULATED
                                                         CAPITAL IN                      OTHER
                                            COMMON       EXCESS OF      RETAINED     COMPREHENSIVE    TREASURY
(In thousands, except per share amounts)    STOCK        PAR VALUE      EARNINGS     INCOME (LOSS)     STOCK           TOTAL
                                          -----------   -----------    -----------   -------------   -----------    -----------
Balance at December 31, 1998              $   335,904   $    89,820    $ 2,044,975    $        --    $   (72,781)   $ 2,397,918

  Three-for-two stock split                   167,954       (89,878)       (78,076)            --             --             --
  Purchase of shares of treasury stock             --            --             --             --        (90,507)       (90,507)
  Issuance of common and treasury stock
    pursuant to Employee stock plans            1,147         7,811        (45,134)            --         72,781         36,605
  Tax benefit of options exercised                 --        27,683             --             --             --         27,683
  Cash dividends, $.0143 per share                 --            --        (10,289)            --             --        (10,289)
  Net income - 1999                                --            --        474,378             --             --        474,378
                                          -----------   -----------    -----------    -----------    -----------    -----------

Balance at December 31, 1999                  505,005        35,436      2,385,854             --        (90,507)     2,835,788

  Purchase of shares of treasury stock             --            --             --             --       (108,674)      (108,674)
  Issuance of common and treasury stock
    pursuant to Employee stock plan             2,892         6,667        (75,952)            --        136,817         70,424
  Tax benefit of options exercised                 --        61,677             --             --             --         61,677
  Cash dividends, $.0147 per share                 --            --        (10,988)            --             --        (10,988)
  Net income - 2000                                --            --        603,093             --             --        603,093
                                          -----------   -----------    -----------    -----------    -----------    -----------

Balance at December 31, 2000                  507,897       103,780      2,902,007             --        (62,364)     3,451,320

  Three-for-two stock split                   253,929      (136,044)      (117,885)            --             --             --
  Issuance of common and treasury stock
    pursuant to Employee stock plans            4,948        28,982        (52,753)            --         62,364         43,541
  Tax benefit of options exercised                 --        53,691             --             --             --         53,691
  Cash dividends, $.0180 per share                 --            --        (14,108)            --             --        (14,108)
  Net income - 2001                                --            --        511,147             --             --        511,147
  Other comprehensive income (loss)                --            --             --        (31,538)            --        (31,538)
                                          -----------   -----------    -----------    -----------    -----------    -----------

Balance at December 31, 2001              $   766,774   $    50,409    $ 3,228,408    $   (31,538)   $        --    $ 4,014,053
                                          ===========   ===========    ===========    ===========    ===========    ===========

See accompanying notes.

SOUTHWEST AIRLINES CO.
CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                       YEARS ENDED DECEMBER 31,
(In thousands)                                                   2001             2000            1999
                                                              ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                  $    511,147    $    603,093    $    474,378
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation                                                 317,831         281,276         248,660
      Deferred income taxes                                        207,922         153,447         142,940
      Amortization of deferred gains on sale and
        leaseback of aircraft                                      (15,180)        (15,178)        (15,172)
      Amortization of scheduled airframe inspections
        and repairs                                                 43,121          36,328          28,949
      Income tax benefit from Employee stock
        option exercises                                            53,691          61,677          27,683
      Changes in certain assets and liabilities:
        Accounts and other receivables                              66,787         (63,032)         13,831
        Other current assets                                        (9,027)        (24,657)        (31,698)
        Accounts payable and accrued liabilities                   202,506         129,438          66,081
        Air traffic liability                                       73,346         120,119          56,864
      Other                                                         32,464          15,775          16,877
                                                              ------------    ------------    ------------
        Net cash provided by operating activities                1,484,608       1,298,286       1,029,393

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                             (997,843)     (1,134,644)     (1,167,834)
                                                              ------------    ------------    ------------
        Net cash used in investing activities                     (997,843)     (1,134,644)     (1,167,834)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of long-term debt                                       614,250              --         255,600
  Payments of long-term debt and capital
    lease obligations                                             (110,600)        (10,238)        (12,107)
  Payments of cash dividends                                       (13,440)        (10,978)        (10,842)
  Proceeds from revolving credit facility                          475,000              --              --
  Proceeds from trust arrangement                                  266,053              --              --
  Proceeds from Employee stock plans                                43,541          70,424          36,605
  Repurchases of common stock                                           --        (108,674)        (90,507)
  Other, net                                                        (4,703)             --              --
                                                              ------------    ------------    ------------
        Net cash provided by (used in) financing activities      1,270,101         (59,466)        178,749
                                                              ------------    ------------    ------------

NET INCREASE IN CASH AND CASH
  EQUIVALENTS                                                    1,756,866         104,176          40,308
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD                                              522,995         418,819         378,511
                                                              ------------    ------------    ------------
CASH AND CASH EQUIVALENTS AT
  END OF PERIOD                                               $  2,279,861    $    522,995    $    418,819
                                                              ============    ============    ============

CASH PAYMENTS FOR:
  Interest, net of amount capitalized                         $     47,682    $     36,946    $     26,604
  Income taxes                                                $     65,905    $    150,000    $    131,968

See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION Southwest Airlines Co. (Southwest) is a major domestic airline that provides primarily shorthaul, high-frequency, point-to-point, low-fare service. The consolidated financial statements include the accounts of Southwest and its wholly owned subsidiaries (the Company). All significant intercompany balances and transactions have been eliminated. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates. Certain prior year amounts have been restated to conform to the current year presentation.

CASH AND CASH EQUIVALENTS Cash equivalents consist of certificates of deposit and investment grade commercial paper issued by major corporations and financial institutions. Cash and cash equivalents are highly liquid and generally have original maturities of three months or less. Cash and cash equivalents are carried at cost, which approximates market value.

INVENTORIES Inventories of flight equipment expendable parts, materials, and supplies are carried at average cost. These items are generally charged to expense when issued for use.

PROPERTY AND EQUIPMENT Depreciation is provided by the straight-line method to estimated residual values over periods ranging from 20 to 25 years for flight equipment and 3 to 30 years for ground property and equipment. See Note 2 for further information on aircraft depreciation. Property under capital leases and related obligations are recorded at an amount equal to the present value of future minimum lease payments computed on the basis of the Company's incremental borrowing rate or, when known, the interest rate implicit in the lease. Amortization of property under capital leases is on a straight-line basis over the lease term and is included in depreciation expense. The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows to be generated by those assets are less than the carrying amounts of those assets.

AIRCRAFT AND ENGINE MAINTENANCE The cost of scheduled engine inspections and repairs and routine maintenance costs for aircraft and engines are charged to maintenance expense as incurred. Scheduled airframe inspections and repairs, known as "D" checks, are generally performed every ten years. Costs related to "D" checks are capitalized and amortized over the estimated period benefited, presently the least of ten years, the time until the next "D" check, or the remaining life of the aircraft. Modifications that significantly enhance the operating performance or extend the useful lives of aircraft or engines are capitalized and amortized over the remaining life of the asset.

REVENUE RECOGNITION Tickets sold are initially deferred as "Air traffic liability." Passenger revenue is recognized when transportation is provided. "Air traffic liability" primarily represents tickets sold for future travel dates and estimated refunds, or exchanges, of tickets sold for past travel dates. Estimated refunds and exchanges, including the underlying assumptions, are evaluated each reporting period with resulting adjustments included in "Passenger revenue." Factors which may affect estimated refunds include, but may not be limited to, the Company's refund policy, the mix of refundable and non-refundable fares, and fare sale activity. The Company's estimation techniques have been consistently applied from year to year; however, as with any estimates, actual refund and exchange activity may vary from estimated amounts. The Company believes it is unlikely that materially different estimates would be reported under different assumptions or conditions.

FREQUENT FLYER PROGRAM The Company accrues the estimated incremental cost of providing free travel for awards earned under its Rapid Rewards frequent flyer program. The Company also sells flight segment credits and related services to companies participating in its Rapid Rewards frequent flyer program. Prior to 2000, revenue from the sale of flight segment credits was recognized when the credits were sold. However, beginning January 1, 2000, funds received from the sale of flight segment credits and associated with future travel is deferred and recognized as Passenger revenue when the ultimate free travel awards are flown or the credits expire unused. See Note 2.

ADVERTISING The Company expenses the costs of advertising as incurred. Advertising expense for the years ended December 31, 2001, 2000, and 1999 was $147.6 million, $141.3 million, and $137.7 million, respectively.

STOCK-BASED EMPLOYEE COMPENSATION Pursuant to Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation", the Company accounts for stock-based compensation plans utilizing the provisions of Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees" and related Interpretations. See Note 12.

FINANCIAL DERIVATIVE INSTRUMENTS The Company utilizes a variety of derivative instruments, including both crude oil and heating oil based derivatives, to hedge a portion of its exposure to jet fuel price increases. These instruments consist primarily of purchased call options, collar structures, and fixed price swap agreements. Prior to 2001, the net cost paid for option premiums and gains and losses on all financial derivative instruments, including those terminated or settled early, were deferred and charged or credited to fuel expense in the same month that the underlying jet fuel being hedged was used. However, beginning January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities", as amended, which changed the way it accounts for financial derivative instruments. See Note 2 and Note 9.

RECENT ACCOUNTING DEVELOPMENTS During 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, "Accounting for Asset Retirement Obligations", which is effective for financial statements issued for fiscal years beginning after June 15, 2002. The pronouncement addresses the recognition and re-measurement of obligations associated with the retirement of tangible long-lived assets. On October 3, 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which is effective for financial statements issued for fiscal years beginning after December 15, 2001. SFAS 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", and applies to all long-lived assets (including discontinued operations). The Company does not expect these standards to have a material impact on future financial statements or results of operations.

2. ACCOUNTING CHANGES

Effective January 1, 2001, the Company adopted SFAS 133. SFAS 133 requires the Company to record all financial derivative instruments on its balance sheet at fair value. Derivatives that are not designated as hedges must be adjusted to fair value through income. If a derivative is designated as a hedge, depending on the nature of the hedge, changes in its fair value that are considered to be effective, as defined, either offset the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or are recorded in "Accumulated other comprehensive income (loss)" until the hedged item is recorded in earnings. Any portion of a change in a derivative's fair value that is considered to be ineffective, as defined, is recorded immediately in "Other (gains) losses, net" in the Consolidated Statement of Income. Any portion of a change in a derivative's fair value that the Company elects to exclude from its measurement of effectiveness is required to be recorded immediately in earnings.

Under the rules established by SFAS 133, the Company has alternatives in accounting for its financial derivative instruments. The Company primarily uses financial derivative instruments to hedge its exposure to jet fuel price increases and accounts for these derivatives as cash flow hedges, as defined. In accordance with SFAS 133, the Company must comply with detailed rules and strict documentation requirements prior to beginning hedge accounting. As required by SFAS 133, the Company assesses the effectiveness of each of its individual hedges on a quarterly basis. The Company also examines the effectiveness of its entire hedging program on a quarterly basis utilizing statistical analysis. This analysis involves utilizing regression and other statistical analysis which compare changes in the price of jet fuel to changes in the prices of the commodities used for hedging purposes (crude oil and heating oil). If these statistical techniques do not produce results within certain predetermined confidence levels, the Company could lose its ability to utilize hedge accounting, which could cause the Company to recognize all gains and losses on financial derivative instruments in earnings in the periods following the determination that the Company no longer qualified for hedge accounting. This could, in turn, depending on the materiality of periodic changes in derivative fair values, increase the volatility of the Company's future earnings.

Upon adoption of SFAS 133, the Company recorded the fair value of its fuel derivative instruments in the Consolidated Balance Sheet and a deferred gain of $46.1 million, net of tax, in "Accumulated other comprehensive income (loss)." See Note 10 for further information on Comprehensive income. During 2001, the Company recognized approximately $8.2 million as a net expense in "Other (gains) losses, net", related to the ineffectiveness of its hedges. During 2001, the Company recognized approximately $17.5 million of net expense, related to amounts excluded from the Company's measurements of hedge effectiveness, in "Other (gains) losses, net." The 2001 adoption of SFAS 133 has resulted in more volatility in the Company's financial statements than in the past due to the changes in market values of its derivative instruments and some ineffectiveness that has been experienced in its fuel hedges. See Note 9 for further information on the Company's derivative instruments.

Effective January 1, 2000, the Company adopted Staff Accounting Bulletin 101 (SAB 101) issued by the Securities and Exchange Commission in December 1999. As a result of adopting SAB 101, the Company changed the way it recognizes revenue from the sale of flight segment credits to companies participating in its Rapid Rewards frequent flyer program. Prior to the issuance of SAB 101, the Company recorded revenue in "Other revenue" when flight segment credits were sold, consistent with most other major airlines. Beginning January 1, 2000, the Company recognizes Passenger revenue when free travel awards resulting from the flight segment credits sold are flown or credits expire unused. Due to this change, the Company recorded a cumulative effect charge in first quarter 2000 of $22.1 million (net of income taxes of $14.0 million) or $.03 per share, basic and diluted. Adopting this method of accounting for 1999 would have reduced the Company's Net income by $3.9 million or $.01 per basic share. Net income per share, diluted, would not have changed.

Effective January 1, 1999, the Company revised the estimated useful lives of its 737-300 and -500 aircraft from 20 years to 23 years. This change was the result of the Company's assessment of the remaining useful lives of the aircraft based on the manufacturer's design lives, the Company's increased average aircraft stage (trip) length, and the Company's previous experience. The effect of this change was to reduce depreciation expense approximately $25.7 million and increase net income per share, diluted, by $.02 for the year ended December 31, 1999.

3. FEDERAL GRANTS AND SPECIAL CHARGES RELATED TO TERRORIST ATTACKS

On September 11, 2001, terrorists hijacked and used two American Airlines, Inc. aircraft and two United Air Lines, Inc. aircraft in terrorist attacks on the United States (terrorist attacks). As a result of these terrorist attacks, the Federal Aviation Administration (FAA) immediately suspended all commercial airline flights on the morning of September 11. The Company resumed flight activity on September 14 and was operating its normal pre-September 11 flight schedule by September 18, 2001. From September 11 until the Company resumed flight operations on September 14, Southwest cancelled approximately 9,000 flights.

On September 22, 2001, President Bush signed into law the Air Transportation Safety and System Stabilization Act (the Act). The Act provides for up to $5 billion in cash grants to qualifying U.S. airlines and freight carriers to compensate for direct and incremental losses, as defined in the Act, from September 11, 2001 through December 31, 2001, associated with the terrorist attacks. Each airline's total eligible grant is being determined based on that airline's percentage of ASMs during August 2001 to total eligible carriers' ASMs for August 2001, less an undetermined amount set aside for eligible carriers that provide services not measured by ASMs. The Department of Transportation (DOT) will make the final determination of the amount of eligible direct and incremental losses incurred by each airline. Direct and incremental losses, while defined generally in the Act, are subject to interpretation by the DOT. Lastly, final applications for grants must be accompanied by Agreed Upon Procedures reports from independent accountants and may be subject to additional audit or review by the DOT and Congress.

During third quarter and fourth quarter 2001, the Company recognized in "Other gains" approximately $235 million from grants under the Act. The Company believes its actual direct and incremental losses related to the September 11 terrorist attacks will exceed the total amount for which the Company will be ultimately eligible. The Company may recognize up to approximately $50 million in additional amounts during 2002 from the Act upon completion and approval of the final application based on the DOT's final interpretations of the Act. However, due to many uncertainties regarding the interpretation of the Act, the Company believed that recognizing gains in excess of the $235 million in 2001 was not appropriate.

In addition, the Company recorded special charges of $48 million in 2001 arising from the terrorist attacks. Total special charges included a $30 million reduction in "Passenger revenue" resulting from refunds of nonrefundable fares, $13 million in charges to "Other operating expenses" for write-downs of various assets due to impairment, and other charges that are included in "Other (gains) losses, net."

4. COMMITMENTS

In response to the decrease in demand for air travel since the terrorist attacks, the Company modified its schedule for future aircraft deliveries and the timing of its future capital expenditure commitments. In November 2001, Southwest entered into a trust arrangement with a special purpose entity (the Trust) and assigned its purchase agreement with Boeing to the Trust with respect to 19 Boeing 737-700 aircraft originally scheduled to be delivered from September 2001 through April 2002. Southwest subsequently entered into a purchase agreement with the Trust to purchase the aircraft at new delivery dates from January 2002 through April 2003. As of December 31, 2001, the Trust has purchased a total of eleven completed aircraft, and the remaining eight aircraft will be purchased by the Trust from Boeing when the aircraft are completed in 2002. Southwest has the option to accelerate purchases from the Trust at any time.

Although Southwest does not have legal title to the assets of the Trust and has not guaranteed the liabilities of the Trust, Southwest does exercise certain rights of ownership over the Trust assets. Consequently, the assets (i.e., "Flight equipment" and "Deposits on flight equipment purchase contracts") and associated liabilities (i.e., "Aircraft purchase obligations") of the Trust have been recorded in the accompanying Consolidated Balance Sheet as of December 31, 2001.

The Company's contractual purchase commitments consist primarily of scheduled aircraft acquisitions. Excluding the aircraft acquired or to be acquired by the Trust, the Company has contractual purchase commitments with Boeing for no 737-700 aircraft deliveries in 2002, 13 scheduled for delivery in 2003, 23 in 2004, 24 in 2005, 22 in 2006, and 31 thereafter. In addition, the Company has options to purchase up to 87 737-700s during 2004-2008 and purchase rights for an additional 217 737-700s during 2007-2012. The Company has the option, which must be exercised two years prior to the contractual delivery date, to substitute 737-600s or 737-800s for the 737-700s. Including the amounts associated with the Trust that are included as liabilities in the Company's Consolidated Balance Sheet as of December 31, 2001, aggregate funding needed for firm commitments is approximately $3.7 billion, subject to adjustments for inflation, due as follows: $319 million in 2002, $689 million in 2003, $685 million in 2004, $719 million in 2005, $641 million in 2006, and $622 million thereafter.

5. ACCRUED LIABILITIES


(In thousands)                     2001              2000
                               ------------     ------------
Retirement plans (Note 13)     $    147,110     $    180,340
Aircraft rentals                    120,554          117,302
Vacation pay                         83,105           72,115
Other                               196,771          130,117
                               ------------     ------------
                               $    547,540     $    499,874
                               ============     ============

6. SHORT-TERM BORROWINGS

In September 2001, the Company borrowed the full $475 million available under its unsecured revolving credit line with a group of banks. Borrowings under the credit line bear interest at six-month LIBOR plus 17 basis points and amounts are repayable on or before May 6, 2002. The interest rate (approximately 3.26% as of December 31, 2001), however, may change based on changes in the Company's credit rating. The Company intends to repay the borrowings in full prior to the due date with either cash on hand or proceeds from the issuance of long-term debt securities. The full $475 million is classified as a current liability in the Consolidated Balance Sheet at December 31, 2001. There were no outstanding borrowings under this agreement at December 31, 2000.

7. LONG-TERM DEBT


(In thousands)                            2001             2000
                                       -----------     -----------

9.4% Notes due 2001                    $        --     $   100,000
8 3/4% Notes due 2003                      100,000         100,000
Aircraft Secured Notes due 2004            200,000         200,000
8% Notes due 2005                          100,000         100,000
Pass Through Certificates                  614,250              --
7 7/8% Notes due 2007                      100,000         100,000
French Credit Agreements                    52,310          54,243
7 3/8% Debentures due 2027                 100,000         100,000
Capital leases (Note 8)                    109,268         117,083
                                       -----------     -----------
                                         1,375,828         871,326
Less current maturities                     39,567         108,752
Less debt discount and issue costs           9,103           1,582
                                       -----------     -----------
                                       $ 1,327,158     $   760,992
                                       ===========     ===========


On October 30, 2001, the Company issued $614.3 million Pass Through Certificates consisting of $150.0 million 5.1% Class A-1 certificates, $375.0 million 5.5% Class A-2 certificates, and $89.3 million 6.1% Class B certificates. A separate trust was established for each class of certificates. The trusts used the proceeds from the sale of certificates to acquire equipment notes, which were issued by Southwest on a full recourse basis. Payments on the equipment notes held in each trust will be passed through to the holders of certificates of such trust. The equipment notes were issued for each of 29 Boeing 737-700 aircraft owned by Southwest and are secured by a mortgage on such aircraft. Interest on the equipment notes held for the certificates is payable semiannually, beginning May 1, 2002. Beginning May 1, 2002, principal payments on the equipment notes held for the Class A-1 certificates are due semiannually until the balance of the certificates mature on May 1, 2006. The entire principal of the equipment notes for the Class A-2 and Class B certificates are scheduled for payment on November 1, 2006.

In July 2001, the Company redeemed $100 million of senior unsecured 9.4% Notes originally issued in 1991.

In fourth quarter 1999, the Company issued $200 million of floating rate Aircraft Secured Notes (the Notes), due 2004. The Notes are funded by a bank through a commercial paper conduit program and are secured by eight aircraft. Interest rates on the Notes are based on the conduit's actual commercial paper rate, plus fees, for each period and are expected to average approximately LIBOR plus 36 basis points over the term of the Notes. Interest is payable monthly and the Company can prepay the Notes in whole or in part prior to maturity.

Also in fourth quarter 1999, the Company entered into two identical 13-year floating rate financing arrangements, whereby it effectively borrowed a total of $56 million from French banking partnerships. For presentation purposes, the Company has classified these identical borrowings as one $56 million transaction. The effective rate of interest over the 13-year term of the loans is LIBOR plus 32 basis points. Principal and interest are payable semi-annually on June 30 and December 31 for each of the loans and the Company may terminate the arrangements in any year on either of those dates, with certain conditions. The Company has pledged two aircraft as collateral for the entire transaction.

On February 28, 1997, the Company issued $100 million of senior unsecured 7 3/8% Debentures due March 1, 2027. Interest is payable semi-annually on March 1 and September 1. The Debentures may be redeemed, at the option of the Company, in whole at any time or in part from time to time, at a redemption price equal to the greater of the principal amount of the Debentures plus accrued interest at the date of redemption or the sum of the present values of the remaining scheduled payments of principal and interest thereon, discounted to the date of redemption at the comparable treasury rate plus 20 basis points, plus accrued interest at the date of redemption.

During 1995, the Company issued $100 million of senior unsecured 8% Notes due March 1, 2005. Interest is payable semi-annually on March 1 and September 1. The Notes are not redeemable prior to maturity.

During 1992, the Company issued $100 million of senior unsecured 7 7/8% Notes due September 1, 2007. Interest is payable semi-annually on March 1 and September 1. The Notes are not redeemable prior to maturity.

During 1991, the Company issued $100 million of senior unsecured 8 3/4% Notes due October 15, 2003. Interest on the Notes is payable semi-annually. The Notes are not redeemable prior to maturity.

The net book value of the assets pledged as collateral for the Company's secured borrowings, primarily aircraft and engines, was $958.0 million at December 31, 2001.

As of December 31, 2001, aggregate annual principal maturities for the five-year period ending December 31, 2006 were $40 million in 2002, $130 million in 2003, $232 million in 2004, $142 million in 2005, $541 million in 2006, and $291 million thereafter.

8. LEASES

Total rental expense for operating leases charged to operations in 2001, 2000, and 1999 was $358.6 million, $330.7 million, and $318.2 million, respectively. The majority of the Company's terminal operations space, as well as 92 aircraft, were under operating leases at December 31, 2001. The amounts applicable to capital leases included in property and equipment were:


(In thousands)                       2001              2000
                                  ------------     ------------
Flight equipment                  $    165,085     $    164,909
Less accumulated depreciation           99,801           92,763
                                  ------------     ------------
                                  $     65,284     $     72,146
                                  ============     ============


Future minimum lease payments under capital leases and non-cancelable operating leases with initial or remaining terms in excess of one year at December 31, 2001, were:


                                                         OPERATING
(In thousands)                       CAPITAL LEASES        LEASES
                                     --------------   ----------------
2002                                  $     17,562     $    290,378
2003                                        17,751          275,013
2004                                        17,651          242,483
2005                                        23,509          217,170
2006                                        13,379          185,125
After 2006                                  65,395        1,589,559
                                      ------------     ------------
Total minimum lease payments               155,247     $  2,799,728
                                                       ============
Less amount representing interest           45,979
                                      ------------
Present value of minimum
   lease payments                          109,268

Less current portion                         8,692
                                      ------------
Long-term portion                     $    100,576
                                      ============


The aircraft leases generally can be renewed at rates based on fair market value at the end of the lease term for one to five years. Most aircraft leases have purchase options at or near the end of the lease term at fair market value, generally limited to a stated percentage of the lessor's defined cost of the aircraft.

9.  DERIVATIVE AND FINANCIAL INSTRUMENTS

Airline operators are inherently dependent upon energy to operate and, therefore, are impacted by changes in jet fuel prices. Jet fuel and oil consumed in 2001, 2000, and 1999 represented approximately 15.6, 17.4 percent, and 12.5 percent of Southwest's operating expenses, respectively. The Company endeavors to acquire jet fuel at the lowest possible prices. Because jet fuel is not traded on an organized futures exchange, liquidity for hedging is limited. However, the Company has found that both crude oil and heating oil contracts are effective commodities for hedging jet fuel. The Company has financial derivative instruments in the form of the types of hedges it utilizes to decrease its exposure to jet fuel price increases. The Company does not purchase or hold any derivative financial instruments for trading purposes.

The Company utilizes financial derivative instruments for both short-term and long-term time frames when it appears the Company can take advantage of market conditions. At December 31, 2001, the Company had a mixture of purchased call options, collar structures, and fixed price swap agreements in place to hedge approximately 60 percent of its 2002 total anticipated jet fuel requirements, approximately 47 percent of its 2003 total anticipated jet fuel requirements, and a small portion of its 2004-2005 total anticipated jet fuel requirements. As of December 31, 2001, the majority of the Company's 2002 hedges are effectively heating oil-based positions in the form of option contracts. All remaining hedge positions are crude oil-based positions.

During 2001, 2000, and 1999, the Company recognized gains in "Fuel and oil" expense of $79.9 million, $113.5 million, and $14.8 million, respectively, from hedging activities. At December 31, 2001 and 2000, approximately $8.2 million and $49.9 million, respectively, was due from third parties from expired derivative contracts, and accordingly, are included in "Accounts and other receivables" in the accompanying Consolidated Balance Sheet. The Company accounts for its fuel hedge derivative instruments as cash flow hedges, as defined. Therefore, all changes in fair value that are considered to be effective are recorded in "Accumulated other comprehensive income (loss)" until the underlying jet fuel is consumed. The fair value of the Company's financial derivative instruments at December 31, 2001, was a net liability of approximately $19.4 million and is classified as "Accrued liabilities" in the Consolidated Balance Sheet. The fair value of the derivative instruments, depending on the type of instrument, was determined by the use of present value methods or standard option value models with assumptions about commodity prices based on those observed in underlying markets.

As of December 31, 2001, the Company had approximately $31.1 million in unrealized losses, net of tax, in "Accumulated other comprehensive income
(loss)" related to fuel hedges. Included in this total are approximately $22.2 million in net unrealized losses that are expected to be realized in earnings during 2002. Upon the adoption of SFAS 133 on January 1, 2001, the Company recorded unrealized fuel hedge gains of $46.1 million, net of tax, of which $45.5 million was realized in earnings during 2001.

Outstanding financial derivative instruments expose the Company to credit loss in the event of nonperformance by the counterparties to the agreements. However, the Company does not expect any of the counterparties to fail to meet their obligations. The credit exposure related to these financial instruments is represented by the fair value of contracts with a positive fair value at the reporting date. To manage credit risk, the Company selects and periodically reviews counterparties based on credit ratings, limits its exposure to a single counterparty, and monitors the market position of the program and its relative market position with each counterparty. At December 31, 2001, the Company had agreements with five counterparties containing early termination rights and/or bilateral collateral provisions whereby security is required if market risk exposure exceeds a specified threshold amount or credit rating falls below certain levels. Neither the Company nor the counterparties exceeded such threshold amounts at December 31, 2001. The Company is in the process of negotiating similar agreements with other counterparties.

The carrying amounts and estimated fair values of the Company's long-term debt at December 31, 2001 were as follows:


(In thousands)                     CARRYING VALUE     FAIR VALUE
                                   --------------    ------------
8 3/4% Notes due 2003               $    100,000     $    106,954
Aircraft Secured Notes due 2004          200,000          200,000
8% Notes due 2005                        100,000          107,602
Pass Through Certificates                614,250          605,839
7 7/8% Notes due 2007                    100,000          108,455
French Credit Agreements                  52,310           52,310
7 3/8% Debentures due 2027               100,000           96,150

The estimated fair values of the Company's long-term debt were based on quoted market prices. The carrying values of all other financial instruments approximate their fair value.

10. COMPREHENSIVE INCOME

Comprehensive income includes changes in the fair value of certain financial derivative instruments, which qualify for hedge accounting, and unrealized gains and losses on certain investments. Comprehensive income totaled $479.6 million for 2001. The difference between Net income and Comprehensive income for 2001 is as follows:


(In thousands)                                               2001
                                                           ---------
Net income                                                 $ 511,147
  Unrealized (loss) on derivative instruments,
   net of deferred taxes of ($20,719)                        (31,063)

  Other, net of deferred taxes of ($320)                        (475)
                                                           ---------
  Total other comprehensive income (loss)                    (31,538)

                                                           ---------
Comprehensive income                                       $ 479,609
                                                           =========



A rollforward of the amounts included in "Accumulated other comprehensive income
(loss)", net of taxes, is shown below:


                                                Fuel                          Accumulated other
                                                hedge                           comprehensive
(In thousands)                               derivatives         Other          income (loss)
                                            ------------      ------------    -----------------
Balance at December 31, 2000                $         --      $         --      $         --
  January 1, 2001 transition adjustment           46,089                --            46,089
  2001 changes in fair value                     (31,665)             (475)          (32,140)
  Reclassification to earnings                   (45,487)               --           (45,487)
                                            ------------      ------------      ------------
Balance at December 31, 2001                $    (31,063)     $       (475)     $    (31,538)
                                            ============      ============      ============

11. COMMON STOCK

The Company has one class of common stock. Holders of shares of common stock are entitled to receive dividends when and if declared by the Board of Directors and are entitled to one vote per share on all matters submitted to a vote of the shareholders.

At December 31, 2001, the Company had common stock reserved for issuance pursuant to Employee stock benefit plans (140.3 million shares authorized of which 40.2 million shares have not yet been granted) and upon exercise of rights (323.0 million shares) pursuant to the Common Share Purchase Rights Agreement, as amended (Agreement).

Pursuant to the Agreement, each outstanding share of the Company's common stock is accompanied by one common share purchase right (Right). Each Right is exercisable only in the event of a proposed takeover, as defined by the Agreement. The Company may redeem the Rights at $.0022 per Right prior to the time that 15 percent of the common stock has been acquired by a person or group. If the Company is acquired, as defined in the Agreement, each Right will entitle its holder to purchase for $3.29 that number of the acquiring company's or the Company's common shares, as provided in the Agreement, having a market value of two times the exercise price of the Right. The Rights will expire no later than July 30, 2006.

On May 20, 1999, the Company's Board of Directors declared a three-for-two stock split, distributing 168.0 million shares on July 19, 1999. On January 18, 2001, the Company's Board of Directors declared a three-for-two stock split, distributing 253.9 million shares on February 15, 2001. Unless otherwise stated, all share and per share data presented in the accompanying consolidated financial statements and notes thereto have been restated to give effect to these stock splits.

On September 23, 1999, the Company's Board of Directors authorized the repurchase of up to $250 million of its outstanding common stock. This program to date has resulted in the repurchase of 18.3 million shares at an average cost of $10.85 per share between October 1999 and December 2000. No shares were repurchased in 2001. All of these acquired shares were subsequently reissued under Employee stock plans.

12. STOCK PLANS

At December 31, 2001, the Company had twelve stock-based compensation plans, excluding a plan covering the Company's Board of Directors and plans related to employment contracts with certain Executive Officers of the Company. The Company applies APB 25 and related Interpretations in accounting for its stock-based compensation. Accordingly, no compensation expense is recognized for its fixed option plans because the exercise prices of the Company's Employee stock options equal or exceed the market prices of the underlying stock on the dates of grant. Compensation expense for other stock options is not material.

Of the Company's twelve stock-based compensation plans, eleven are fixed option plans that cover various Employee groups. Under these plans, the Company may grant up to 141 million shares of common stock, of which 32.4 million shares were available for granting in future periods as of December 31, 2001. Under plans covered by collective bargaining agreements, options granted to Employees generally have terms similar to the term of, and vest in annual increments over the remaining life of, the respective collective bargaining agreement. Options granted to Employees not covered by collective bargaining agreements have ten-year terms and vest and become fully exercisable over three, five, or ten years of continued employment, depending upon the grant type.

Aggregated information regarding the Company's eleven fixed stock option plans, as adjusted for stock splits, is summarized below:

                                               COLLECTIVE BARGAINING PLANS           OTHER EMPLOYEE PLANS
                                             ---------------------------------  ---------------------------------
                                                              AVERAGE EXERCISE                   AVERAGE EXERCISE
(In thousands, except exercise prices)          OPTIONS            PRICE          OPTIONS             PRICE
                                             ------------     ----------------  ------------     ----------------
Outstanding December 31, 1998                      68,909      $       4.30           34,919      $       4.40
  Granted                                           2,304             11.70            5,051             12.19
  Exercised                                        (3,327)             4.13           (4,938)             3.11
  Surrendered                                        (612)             4.33           (1,701)             5.56
                                             ------------                       ------------
Outstanding December 31, 1999                      67,274              4.32           33,331              4.61
  Granted                                           4,707             18.23           11,904             13.86
  Exercised                                        (7,895)             4.47           (7,416)             3.47
  Surrendered                                        (686)             5.15           (1,461)             8.67
                                             ------------                       ------------
Outstanding December 31, 2000                      63,400              5.59           36,358              8.66
  Granted                                           1,665             19.05            4,022             18.75
  Exercised                                        (4,166)             4.48           (4,135)             4.77
  Surrendered                                        (349)             8.71           (1,394)            10.87
                                             ------------                       ------------
Outstanding December 31, 2001                      60,550      $       6.05           34,851      $      10.20
                                             ============                       ============
Exercisable December 31, 2001                      38,483      $       5.15           10,696      $       9.20
Available for granting in future periods           10,741                             21,634

The following table summarizes information about stock options outstanding under the eleven fixed option plans at December 31, 2001:


                                            OPTIONS OUTSTANDING                                OPTIONS EXERCISABLE
                          -------------------------------------------------------     -------------------------------------
                                                  WTD-AVERAGE
                          OPTIONS OUTSTANDING       REMAINING        WTD-AVERAGE      OPTIONS EXERCISABLE      WTD-AVERAGE
RANGE OF EXERCISE PRICES  AT 12/31/01 (000'S)   CONTRACTUAL LIFE   EXERCISE PRICE     AT 12/31/01 (000'S)    EXERCISE PRICE
------------------------  -------------------   ----------------   --------------     -------------------    --------------
$ 2.23 TO $ 3.35                       79             .8 yrs             $2.40                       70         $     2.42
$ 3.71 TO $ 5.38                   59,035            4.9 yrs              4.08                   36,973               4.04
$ 5.85 TO $ 8.73                    9,850            6.1 yrs              7.64                    4,554               7.47
$10.10 TO $15.07                    8,829            7.2 yrs             11.32                    3,023              11.46
$15.25 TO $22.81                   17,556            8.0 yrs             17.36                    4,553              17.23
$23.92 TO $23.93                       52           10.3 yrs             23.93                        6              23.93
                          ---------------                                             -----------------
$ 2.23 TO $23.93                   95,401            5.7 yrs             $7.57                   49,179         $     6.03
                          ===============                                             =================



Under the amended 1991 Employee Stock Purchase Plan (ESPP), at December 31, 2001, the Company is authorized to issue up to a remaining balance of 7.8 million shares of common stock to Employees of the Company at a price equal to 90 percent of the market value at the end of each purchase period. Common stock purchases are paid for through periodic payroll deductions. Participants under the plan received 1,025,000 shares in 2001, 1,029,000 shares in 2000, and 974,000 shares in 1999 at average prices of $16.42, $13.34, and $10.83, respectively.

Pro forma information regarding net income and net income per share is required by SFAS 123 and has been determined as if the Company had accounted for its Employee stock-based compensation plans and other stock options under the fair value method of SFAS 123. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants under the fixed option plans in 2001, 2000, and 1999, respectively: dividend yield of .065 percent, .10 percent, and .12 percent; expected volatility of 34.80 percent, 34.87 percent, and 35.66 percent; risk-free interest rate of 4.46 percent, 5.04 percent, and
6.68 percent; and expected lives ranging from 5 years to 6 years, depending upon the type of grant.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including expected stock price volatility. Because the Company's Employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its Employee stock options.

The fair value of options granted under the fixed option plans during 2001 ranged from $5.69 to $9.11. The fair value of options granted under the fixed option plans during 2000 ranged from $4.47 to $9.79. The fair value of options granted under the fixed option plans during 1999 ranged from $4.17 to $5.87. The weighted-average fair value of each purchase right under the ESPP granted in 2001, 2000, and 1999, which is equal to the ten percent discount from the market value of the common stock at the end of each purchase period, was $1.82, $1.48, and $1.17, respectively.

For purposes of pro forma disclosures, the estimated fair value of stock-based compensation plans and other options is amortized to expense primarily over the vesting period. The Company's pro forma net income and net income per share are as follows:


(In thousands except per share amounts)            2001              2000             1999
                                                ------------     ------------     ------------

NET INCOME:
  As reported                                   $    511,147     $    603,093     $    474,378
  Pro forma                                     $    485,946     $    583,707     $    461,875
NET INCOME PER SHARE, BASIC:
  As reported                                   $        .67     $        .81     $        .63
  Pro forma                                     $        .64     $        .78     $        .61
NET INCOME PER SHARE, DILUTED:
  As reported                                   $        .63     $        .76     $        .59
  Pro forma                                     $        .61     $        .74     $        .58

As required, the pro forma disclosures above include only options granted since January 1, 1995. Consequently, the effects of applying SFAS 123 for providing pro forma disclosures may not be representative of the effects on reported net income for future years until all options outstanding are included in the pro forma disclosures.

13. EMPLOYEE RETIREMENT PLANS

The Company has defined contribution plans covering substantially all of Southwest's Employees. The Southwest Airlines Co. Profitsharing Plan is a money purchase defined contribution plan and Employee stock purchase plan. The Company also sponsors Employee savings plans under section 401(k) of the Internal Revenue Code, which include Company matching contributions. The 401(k) plans cover substantially all Employees. Contributions under all defined contribution plans are based primarily on Employee compensation and performance of the Company.

Company contributions to all retirement plans expensed in 2001, 2000, and 1999 were $214.6 million, $241.5 million, and $192.0 million, respectively.

14. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred tax assets and liabilities at December 31, 2001 and 2000, are as follows:


(In thousands)                             2001             2000
                                       ------------     ------------
DEFERRED TAX LIABILITIES:
  Accelerated depreciation             $  1,246,009     $  1,049,791
  Scheduled airframe maintenance             89,292           71,519
  Other                                      31,770           23,805
                                       ------------     ------------
    Total deferred tax liabilities        1,367,071        1,145,115
DEFERRED TAX ASSETS:
  Deferred gains from sale and
    leaseback of aircraft                   101,755          107,686
  Capital and operating leases               76,990           77,151
  Accrued employee benefits                  83,450           80,050
  State taxes                                37,715           28,843
  Other                                      55,418           26,525
                                       ------------     ------------
    Total deferred tax assets               355,328          320,255
                                       ------------     ------------
    Net deferred tax liability         $  1,011,743     $    824,860
                                       ============     ============

The provision for income taxes is composed of the following:



(In thousands)             2001             2000             1999
                       ------------     ------------     ------------
CURRENT:
  Federal              $     98,378     $    197,875     $    137,393
  State                      10,212           26,671           18,900
                       ------------     ------------     ------------
    Total current           108,590          224,546          156,293
DEFERRED:
  Federal                   187,296          151,694          128,984
  State                      20,626           15,900           13,956
                       ------------     ------------     ------------
    Total deferred          207,922          167,594          142,940
                       ------------     ------------     ------------
                       $    316,512     $    392,140     $    299,233
                       ============     ============     ============

The Company received a statutory notice of deficiency from the Internal Revenue Service (IRS) in July 1995 in which the IRS proposed to disallow deductions claimed by the Company on its federal income tax returns for the taxable years 1989 through 1991 for the costs of certain aircraft inspection and maintenance procedures. In response to the statutory notice of deficiency, the Company filed a petition in the United States Tax Court on October 30, 1997, seeking a determination that the IRS erred in disallowing the deductions claimed by the Company and there is no deficiency in the Company's tax liability for the taxable years in issue. On December 21, 2000, the national office of the IRS published a revenue ruling in which it concluded that aircraft inspection and maintenance is currently deductible as an ordinary and necessary business expense. In accordance with the revenue ruling, the IRS conceded the proposed adjustments to the deductions claimed by the Company for aircraft inspection and maintenance expense, and on June 1, 2001, a decision was entered by the Tax Court holding that there is no deficiency in income tax for the taxable years 1989 through 1991.

The IRS similarly proposed to disallow deductions claimed by the Company on its federal income tax returns for the taxable years 1992 through 1994 primarily related to the costs of certain aircraft inspection and maintenance expenses. During 2001, the IRS conceded the proposed adjustments to the deductions claimed for aircraft inspection and maintenance expenses. Management believes the final resolution of this controversy will not have a material adverse effect upon the financial position or results of operations of the Company.

The effective tax rate on income before income taxes differed from the federal income tax statutory rate for the following reasons:


(In thousands)                   2001               2000            1999
                             ------------      ------------     ------------
Tax at statutory
  U.S. tax rates             $    289,681      $    356,077     $    270,764
Nondeductible items                 7,318             6,801            6,664
State income taxes,
  net of federal benefit           20,045            27,671           21,356
Other, net                           (532)            1,591              449
                             ------------      ------------     ------------
  Total income
    tax provision            $    316,512      $    392,140     $    299,233
                             ============      ============     ============

15.  NET INCOME PER SHARE

The following table sets forth the computation of net income per share, basic and diluted:


(In thousands except per share amounts)      2001              2000              1999
                                          ------------     ------------      ------------
NUMERATOR:
  Net income before cumulative effect
    of change in accounting principle     $    511,147     $    625,224      $    474,378
  Cumulative effect of change in
    accounting principle                            --          (22,131)               --
                                          ------------     ------------      ------------
  Net income                              $    511,147     $    603,093      $    474,378
                                          ============     ============      ============

DENOMINATOR:
  Weighted-average shares
    outstanding, basic                         762,973          748,617           754,598
  Dilutive effect of Employee
    stock options                               44,142           47,699            49,293
                                          ------------     ------------      ------------
  Adjusted weighted-average
    shares outstanding, diluted                807,115          796,316           803,891
                                          ============     ============      ============

NET INCOME PER SHARE:
  Basic before cumulative effect
    of change in accounting principle     $        .67     $        .84      $        .63
  Cumulative effect of change
    in accounting principle                         --             (.03)               --
                                          ------------     ------------      ------------
  Net income per share, basic             $        .67     $        .81      $        .63
                                          ============     ============      ============
  Diluted before cumulative effect
    of change in accounting principle     $        .63     $        .79      $        .59
  Cumulative effect of change
    in accounting principle                         --             (.03)               --
                                          ------------     ------------      ------------
  Net income per share, diluted           $        .63     $        .76      $        .59
                                          ============     ============      ============

The Company has excluded 5.7 million, 11.7 million, and 6.7 million shares from its calculations of net income per share, diluted, in 2001, 2000, and 1999, respectively, as they represent antidilutive stock options for the respective periods presented.

                         REPORT OF INDEPENDENT AUDITORS


THE BOARD OF DIRECTORS AND SHAREHOLDERS
SOUTHWEST AIRLINES CO.

We have audited the accompanying consolidated balance sheets of Southwest Airlines Co. as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Southwest Airlines Co. at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the financial statements, in 2001 the Company changed its method of accounting for derivative financial instruments and in 2000 the Company changed its method of accounting for the sale of flight segment credits.


                                                               ERNST & YOUNG LLP

Dallas, Texas
January 16, 2002

                      QUARTERLY FINANCIAL DATA (UNAUDITED)
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)



                                                                    THREE MONTHS ENDED
                                                      ----------------------------------------------
2000                                MARCH 31             JUNE 30         SEPT. 30          DEC. 31
----                              ------------        ------------     ------------     ------------
Operating revenues                $  1,242,647        $  1,460,675     $  1,478,834     $  1,467,404
Operating income                       155,408             314,558          300,109          251,070
Income before income taxes             155,973             310,865          301,073          249,453
Net income                              95,643(1)          190,622          184,298          154,661
Net income per share, basic                .13(1)              .26              .25              .21
Net income per share, diluted              .12(1)              .24              .23              .19



2001                                MARCH 31         JUNE 30          SEPT. 30          DEC. 31
----                              ------------     ------------     ------------     ------------
Operating revenues                $  1,428,617     $  1,553,785     $  1,335,125     $  1,237,647
Operating income                       210,157          290,862           92,986           37,117
Income before income taxes             196,502          287,451          245,870           97,836
Net income                             121,045          175,633          150,964           63,505
Net income per share, basic                .16              .23              .20              .08
Net income per share, diluted              .15              .22              .19              .08

(1) Excludes cumulative effect of accounting change of $22.1 million ($.03 per share, basic and diluted).

                        DIRECTIONS TO THE ANNUAL MEETING

         Southwest Airlines Co. corporate headquarters are located at 2702 Love Field Dr., Dallas, Texas. From Dallas Love Field, take Cedar Springs Road south to the airport exit. Turn right onto West Mockingbird Lane. Turn right onto Denton Drive and travel approximately two miles to Seelcco Street. Turn right at Seelcco Street. Go past security booth and the headquarters building will be to your left. Please park near the main entrance to the building.

                                                                           PROXY
         SOLICITED BY THE BOARD OF DIRECTORS OF SOUTHWEST AIRLINES CO.

    The undersigned hereby appoints Colleen C. Barrett, James F. Parker and Gary
C. Kelly proxies (to act by majority decision if more than one shall act), and each of them with full power of substitution, to vote all shares of Common Stock of Southwest Airlines Co. that the undersigned is entitled to vote at the annual meeting of shareholders thereof to be held on May 15, 2002, or at any adjournments thereof, as follows:

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES."

(1) ELECTION OF DIRECTORS  [ ] FOR all nominees listed below (except those       [ ] WITHHOLD AUTHORITY to
                               indicated to the contrary below, see              vote for all nominees listed
                               instructions)                                         below

    Colleen C. Barrett, Rollin W. King, John T. Montford and James F. Parker

    INSTRUCTION: to withhold authority to vote for any individual nominee, write that nominee's name in the space provided here.

--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "DISAPPROVE" THE FOLLOWING SHAREHOLDER
                                   PROPOSALS:

(2) [ ] APPROVE OR      [ ] DISAPPROVE OR      [ ] ABSTAIN      shareholder
                                                                proposal (Item
                                                                2) on page 19 of
                                                                the Proxy
                                                                Statement.

(3) [ ] APPROVE OR      [ ] DISAPPROVE OR      [ ] ABSTAIN      shareholder
                                                                proposal (Item
                                                                3) on page 20 of
                                                                the Proxy
                                                                Statement.

(4) [ ] APPROVE OR      [ ] DISAPPROVE OR      [ ] ABSTAIN      shareholder
                                                                proposal (Item
                                                                4) on page 22 of
                                                                the Proxy
                                                                Statement.

                     (Please Date and Sign on Reverse Side)

Please complete, sign and promptly mail this proxy in the enclosed envelope.

    ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND AGAINST THE SHAREHOLDER PROPOSALS SET FORTH IN ITEMS 2, 3 AND 4 AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BEFORE THE MEETING.

    YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE THEREON.

                                    Dated:                                      , 2002
                                            ---------------------------------

                                    --------------------------------------------

                                    --------------------------------------------

                                    Please sign exactly as name appears on this card.
                                    Joint owners should each sign. Executors,
                                    administrators, trustees, etc., should give their
                                    full titles.